Exhibit 10.2

RESTATED TAX MATTERS AGREEMENT

by and among

GENERAL ELECTRIC COMPANY, GENERAL ELECTRIC CAPITAL CORPORATION, GE FINANCIAL ASSURANCE HOLDINGS, INC., GEI, INC.,

and

GENWORTH FINANCIAL, INC.

Dated as of

February 1, 2006

i

TAX MATTERS AGREEMENT

This Agreement is made this 1st day of February, 2006 among the General Electric Company, a New York corporation (“GE”), General Electric Capital Corporation, a Delaware corporation (“GECC”), GEI, Inc., a Delaware corporation (“GEI”), GE Financial Assurance Holdings, Inc., a Delaware corporation (“GEFAHI”, and collectively with GE, GEI, and GECC, the “GE Parties”), and Genworth Financial, Inc., a Delaware corporation (“Genworth”).

A. Pursuant to the Master Agreement dated as of May 24th, 2004 among the GE Parties and Genworth (the “Master Agreement”), Genworth has, on the terms set forth in the Master Agreement, acquired (the “Acquisition”), directly or indirectly, all the outstanding shares of stock of GNA Corporation, Inc., a Washington corporation (“GNA”), and certain other Subsidiaries of GE (GNA and such other Subsidiaries, together with Genworth, the “Genworth Companies”) in a transaction that constituted (as to certain of such Genworth Companies) a qualified stock purchase within the meaning of Section 338(d)(3) of the Code.

B. Prior to the Transaction, GE and certain of the Genworth Companies had been members of an affiliated group of corporations of which GE is the common parent (the “GE Affiliated Group”) within the meaning of Section 1504(a) of the Code, and the members of the GE Affiliated Group had filed United States federal income tax returns on a consolidated basis (the “GE Consolidated Returns”) pursuant to Section 1501 of the Code.

C. Prior to the Transaction, certain of GE and its Affiliates had joined in the filing of certain combined, consolidated, or other similar United States state, local, or other governmental or foreign income or franchise tax returns (the “GE Combined Returns”), and each group that filed such a return that included any Genworth Company and at least one of GE or a non-Genworth Affiliate of GE is designated a “Combined Group.”

D. GEFAHI and certain of its Subsidiaries have entered into a Tax Allocation Agreement effective November 5, 1997 and supplemented and modified effective December 4, 2001 (the “GEFAHI Tax Allocation Agreement”).

E. General Electric Capital Assurance Corporation, a Delaware corporation (“GECA”), which was a wholly owned indirect subsidiary of GEFAHI, and the Subsidiaries of GECA prior to the Transaction that were domestic life insurance companies, including Union Fidelity Life Insurance Company, an Illinois corporation (“UFLIC”), had been treated as members of an affiliated group of life insurance companies of which GECA was the common parent (the “GECA Affiliated Group”) pursuant to Section 1504(c)(1) of the Code, and the members of the GECA Affiliated Group had filed United States federal income tax returns on a consolidated basis for Taxable Years ending on or before December 31, 2003 (the “GECA Consolidated Returns”) pursuant to Section 1501 of the Code.

F. GECA, UFLIC, and the other Subsidiaries of GECA that are domestic life insurance companies have entered into a Tax Allocation Agreement effective December 31, 1995 and amended as of December 31, 2001 (the “GECA Tax Allocation Agreement”).

G. GECC and certain of the Subsidiaries of GECC have entered into a Federal Income Tax Allocation Agreement effective June 1, 2001 (the “GECC Tax Allocation Agreement”).

H. As a consequence of the Acquisition and the Initial Public Offering, the Genworth Companies that had been members of the GE Affiliated Group are no longer be members of the GE Affiliated Group, certain Genworth Companies are no longer members of a Combined Group, and UFLIC is no longer be a member of the GECA Affiliated Group.

I. The GE Affiliated Group has received a private letter ruling (the “Ruling”) from the IRS dated October 6, 2003, based on submissions dated August 7, 2003, August 29, 2003, and September 24, 2003 (the “Submissions”) with respect to the Acquisition.

J. The GE Parties and Genworth entered into that certain Tax Matters Agreement (“Original Tax Matters Agreement”) dated as of May 24, 2004. Under the Original Tax Matters Agreement, the parties made certain covenants with respect to tax matters and allocated the liability for certain United States and foreign federal, state, local, and other taxes that may be owed to or asserted by United States or foreign federal, state, local, or other governmental taxing authorities, and provided for the allocation of any Tax benefits which have and may arise as a result of any Section 338 Election.

K. In order to clarify, to simplify the administration of, and to provide for the settlement of certain provisions of the Original Tax Matters Agreement, including, without limitation, Section 13(b) of the Original Tax Matters Agreement relating to the obligations of GEFAHI and Genworth to make certain payments to each other in respect of the Life/Non-Life Election, the parties to this Agreement desire to replace the Original Tax Matters Agreement and the parties hereto intend that this Restated Tax Matters Agreement will supercede the Original Tax Matters agreement in all respects.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and conditions contained in this Agreement, the parties to this Agreement agree as follows:

SECTION 1. Definitions. The term “Acceleration Event” means (1) as to Genworth, that any Person or group of Persons acting in concert (other than GE and its Affiliates) acquires Effective Control of Genworth, and (2) as to any Subsidiary of Genworth, that (i) any Person or group of Persons acting in concert (other than Genworth and its Affiliates) acquires Effective Control of such Subsidiary of Genworth, or (ii) Genworth and its Affiliates otherwise cease to have Effective Control of such Subsidiary of Genworth; provided, however, that in no event shall a sale of stock of Genworth by GE or its Affiliates be treated as constituting an Acceleration Event.

(a) The term “Acceleration Fraction” has the meaning specified in Section 9(d)(2).

(b) The term “Acquisition” has the meaning specified in Recital A of this Agreement.

(c) The term “Adjustment Payment” has the meaning specified in Section 13 of this Agreement.

(d) The term “Affiliate” has the meaning specified in Section 1.1 of the Master Agreement.

(e) The term “After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Liabilities, the amount of such Liabilities will be determined net of any reduction in Tax derived by the indemnified party as the result of sustaining or paying such Liabilities, and the amount of such indemnification payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax liabilities incurred by the indemnified party as a result of its receipt of, or right to receive, such indemnification payment (as so increased), so that the indemnified party is put in the same net after-Tax economic position (taking into account all amounts payable under Section 9 and all other relevant facts and circumstances) as if it had not incurred such Liabilities, in each case without taking into account any impact on the tax basis that an indemnified party has in its assets.

(f) The term “Agreement” means this Restated Tax Matters Agreement.

(g) The term “Brookfield” means Brookfield Life Insurance Co., Ltd., a Bermuda corporation.

(h) The term “Brookfield Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of June 26, 2003, made among Brookfield, GECC, GE Capital Asia Investments, a Delaware corporation, GEFAHI, and American International Reinsurance Company, Ltd., a Bermuda company.

(i) The term “Brookfield Taxes” means the excess (if any) of (1) the actual Tax liability of Brookfield for the Taxable Year ending December 31, 2003, over (2) the sum of (i) the amount of such Tax liability determined without regard to the sale of the GEFA-Japan Shares pursuant to the Brookfield Stock Purchase Agreement, and (ii) $200 million.

(j) The term “Closing” has the meaning specified in Section 3.1 of the Master Agreement.

(k) The term “Closing Date” has the meaning specified in Section 3.1 of the Master Agreement.

(l) The term “Code” means the Internal Revenue Code of 1986, as amended.

(m) The term “Combined Group” has the meaning specified in Recital C of this Agreement.

(n) The term “Delayed Transfer Assets” has the meaning specified in Section 1.1 of the Master Agreement.

(o) The term “Delayed Transfer Liabilities” has the meaning specified in Section 1.1 of the Master Agreement.

(p) The term “Effective Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a business enterprise, whether through the ownership of voting stock, the use of a voting trust, contractual arrangements, or otherwise.

(q) The term “Election Statement” has the meaning specified in Section 8(c)(2) of this Agreement.

(r) The term “Final Allocation Schedule” has the meaning specified in Section 8(b) of this Agreement.

(s) The term “Final Date” means the last date on which Genworth may be required to make a Tax Benefit Payment pursuant to Section 9(a).

(t) The term “Final Determination” means a final “determination” as defined in Section 1313(a) of the Code or any other event (including the execution of a Form 870-AD) which finally and conclusively establishes the amount of any liability for Tax.

(u) The term “GE” has the meaning specified in the Preamble of this Agreement.

(v) The term “GE Affiliated Group” has the meaning specified in Recital B of this Agreement.

(w) The term “GE Combined Returns” has the meaning specified in Recital C of this Agreement.

(x) The term “GE Combined Taxes” has the meaning specified in Section 2 (a)(1) of this Agreement.

(y) The term “GE Consolidated Returns” has the meaning specified in Recital B of this Agreement.

(z) The term “GE Consolidated Taxes” has the meaning specified in Section 2(a)(1) of this Agreement.

(aa) The term “GE Parties” has the meaning specified in the Preamble of this Agreement.

(bb) The term “GE Tax Services” has the meaning specified in Section 15(b) of this Agreement.

(cc) The term “GECA” has the meaning specified in Recital E of this Agreement.

(dd) The term “GECA Affiliated Group” has the meaning specified in Recital E of this Agreement.

(ee) The term “GECA Consolidated Returns” has the meaning specified in Recital E of this Agreement.

(ff) The term “GECA Tax Allocation Agreement” has the meaning specified in Recital F of this Agreement.

(gg) The term “GECC” has the meaning specified in the Preamble of this Agreement.

(hh) The term “GECC Tax Allocation Agreement” has the meaning specified in Recital G of this Agreement.

(ii) The term “GEFA-Japan Shares” has the meaning specified in the Preliminary Statements of the Brookfield Stock Purchase Agreement.

(jj) The term “GEFAHI” has the meaning specified in the Preamble of this Agreement.

(kk) The term “GEFAHI Tax Allocation Agreement” has the meaning specified in Recital D of this Agreement.

(ll) The term “GEI” has the meaning specified in the Preamble of this Agreement.

(mm) The term “Genworth” has the meaning specified in the Preamble of this Agreement.

(nn) The term “Genworth Asset” has the meaning specified in Section 2.2(a) of the Master Agreement.

(oo) The term “Genworth Business” has the meaning specified in Section 1.1 of the Master Agreement.

(pp) The term “Genworth Companies” has the meaning specified in Recital A of this Agreement.

(qq) The term “Genworth Tax Services” has the meaning specified in Section 15(b) of this Agreement.

(rr) The term “GNA” has the meaning specified in Recital A of this Agreement.

(ss) The term “Initial Public Offering” has the meaning specified in Section 1.1 of the Master Agreement.

(tt) The term “IRS” has the meaning specified in Section 1.1 of the Master Agreement.

(uu) The term “IPO Date” means the date of closing of the Initial Public Offering.

(vv) The term “Life/Non-Life Election” has the meaning specified in Section 2(a)(4).

(ww) The term “Liabilities” has the meaning specified in Section 1.1 of the Master Agreement.

(xx) The term “Master Agreement” has the meaning specified in Recital A of this Agreement.

(yy) The term “Original Tax Matters Agreement” has the meaning specified in Recital J of this Agreement.

(zz) The term “Outstanding Obligations” has the meaning specified in Section 10 of this Agreement.

(aaa) The term “Person” has the meaning specified in Section 1.1 of the Master Agreement.

(bbb) The term “Reinsurance Agreements” has the meaning specified in Section 1.1 of the Master Agreement.

(ccc) The term “Reinsurance Transaction” means any reinsurance transaction pursuant to the Reinsurance Agreements, which, for the avoidance of doubt, does not include any deemed reinsurance transaction resulting from any Section 338 Election.

(ddd) The term “Ruling” has the meaning specified in Recital I of this Agreement.

(eee) The term “Section 12 Rate” means the rate specified in Section 12, compounded on a daily basis.

(fff) The term “Schedule B Date” means April 15, June 15, September 15, and December 15.

(ggg) Unless otherwise specified, the term “Section” means a section of this Agreement.

(hhh) The term “Section 338 Election” means any election under Section 338(g) or (h)(10) of the Code (or any successor provision) or any comparable provision of state, local, or other governmental income or franchise tax law made pursuant to Section 8 of this Agreement.

(iii) The term “Section 338 Sale Return” means each Tax Return with respect to a Taxable Year that includes a deemed asset sale pursuant to a Section 338 Election, including any such Tax Return that is a consolidated return pursuant to Treas. Reg. § 1.338-10(a)(1).

(jjj) The term “Separation” has the meaning specified in Section 1.1 of the Master Agreement.

(kkk) The term “Submissions” has the meaning specified in Recital I of this Agreement.

(lll) The term “Subsidiary” has the meaning specified in Section 1.1 of the Master Agreement.

(mmm) The term “Tax” has the meaning specified in Section 1.1 of the Master Agreement.

(nnn) The term “Tax Attribute” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, alternative minimum tax credit, or other item (or carryforward or carryback thereof) which could reduce any Tax.

(ooo) The term “Tax Benefit Payment” has the meaning specified in Section 9(a)(2).

(ppp) The term “Tax Return” has the meaning specified in Section 1.1 of the Master Agreement.

(qqq) The term “Taxable Year” means a taxable year as defined in Section 441(b) of the Code (and thus may include a period of less than 12 months for which a return is made).

(rrr) The term “Taxing Authority” has the meaning specified in Section 1.1 of the Master Agreement.

(sss) The term “Transaction” means (1) the Separation; (2) any transfer of assets or assumption of liabilities pursuant to Section 3.2(c), (e), or (i) of the Master Agreement; (3) any other transfer of assets or assumption of liabilities pursuant to the Transaction Documents (including any deemed transfer of assets or assumption of liabilities as the result of any Section 338 Election) that was (i) completed on or before the Closing Date, and (ii) made other than in the ordinary course of business; and (4) any transfer of Delayed Transfer Assets or assumption of Delayed Transfer Liabilities, provided, however, that the term “Transaction” will in no event include any Reinsurance Transaction (but will include any dividend paid in connection with a Reinsurance Transaction).

(ttt) The term “Transaction Documents” has the meaning specified in Section 3.2 of the Master Agreement.

(uuu) The term “Transaction Taxes” means for any Taxable Year the amount of Taxes incurred by the Genworth Companies that (1) result from the Transactions that occur in such Taxable Year, and (2) are payable with respect to such Taxable Year.

(vvv) The term “Transfer Documents” has the meaning specified in Section 3.4 of the Master Agreement.

(www) The term “Transition Services Agreement” has the meaning specified in Section 1.1 of the Master Agreement.

(xxx) The term “UFLIC” has the meaning specified in Recital E of this Agreement.

(yyy) Unless the context otherwise requires, references in this Agreement to any Person include the successors and assigns of such Person, and any references in this Agreement to the “GECC Tax Allocation Agreement” will include any successor or supplemental agreement reasonably acceptable to GE entered into in connection with any election made pursuant to Section 2(a)(4).

SECTION 2. Filing of tax returns. (a) (1) GE will prepare (or cause to be prepared) and file (or cause to be filed) all necessary GE consolidated Returns for all Taxable Years (whether ending before, on, or after the Closing Date), all necessary GE Combined Returns for all Taxable Years (whether ending before, on, or after the Closing Date), and each Section 338 Sale Return. GE will pay (i) any Taxes (“GE Consolidated Taxes”) with respect to such GE Consolidated Returns, (ii) any Taxes (“GE Combined Taxes”) with respect to such GE Combined Returns, and (iii) any Transaction Taxes. Genworth will pay all Taxes (other than Transaction Taxes) with respect to each Section 338 Sale Return (other than a GE Consolidated Return or GE Combined Return).

(2) As promptly as reasonably practicable (and, in any event, no later than March 31, 2005), Genworth will provide GE with the necessary information relating to the Genworth Companies for GE to prepare such Tax Returns and to pay such GE Consolidated Taxes, GE Combined Taxes, and Transaction Taxes. Subject to Section 2(a)(4), such information will be prepared by Genworth in a manner consistent with past practice, and will be subject to review, adjustment, and approval by GE, which approval may not be unreasonably withheld.

(3) Subject to Section 2(a)(1), Genworth will have the right to be kept informed of, to consult with GE regarding, and to participate in, preparing and filing any Tax Returns described in Section 2(a)(1) to the extent that they may affect Genworth. Except for any gain, loss, or other item resulting directly from a Transaction, each item on each Section 338 Sale Return (other than a GE Consolidated Return or a GE Combined Return) will be subject to review, adjustment, and approval by Genworth, which approval may not be unreasonably withheld. If Genworth proposes an adjustment to any Genworth item (other than any gain, loss, or other such item resulting directly from a Transaction) on a GE Consolidated Return or a GE Combined Return, and GE unreasonably declines to accept such proposal, then each amount payable pursuant to this Agreement (including Section 5), the GEFAHI Tax Allocation Agreement, the GECC Tax Allocation Agreement, and the GECA Tax Allocation Agreement will be determined as if such proposal had been accepted. For purposes of this Section 2 and Section 6, a failure to accept or to approve is unreasonable only if the proposal is reasonably expected (i) to result in lower aggregate Taxes of GE and Genworth and their Affiliates on a present value basis, and (ii) to have no adverse effect on GE and Genworth and their Affiliates (as determined on a combined basis) under generally accepted accounting principles.

(4) At GE’s request, Genworth will cooperate fully, and will cause the Genworth Companies to cooperate fully, in the making of an election under Section 1504(c)(2) of the Code and Treasury Regulation Section 1.1502-47 (a “Life/Non-Life Election”) with respect to a Taxable Year ending after December 31, 2003, in a timely and valid manner. GE will determine the time and manner for preparing and filing all documents required in connection with any such election, and Genworth will cooperate fully, and will cause Genworth Companies to cooperate fully, in preparing, executing and filing all such documents. Genworth will use its best efforts to obtain any regulatory approvals necessary in connection with such election as soon as practicable after the date hereof.

(b) (1) Except as provided in Section 2(a), Genworth will prepare (or cause to be prepared) and file (or cause to be filed) all necessary United States federal, state, local, and other governmental and foreign Tax Returns with respect to the Genworth Companies for all Taxable Years (whether ending before, on, or after the Closing Date). Genworth will pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

(2) Promptly, but no later than 180 days after the Closing Date (and, in any event, no later than 30 days prior to the due date (without extensions) of the relevant Tax Return), GE will provide Genworth with the necessary information relating to UFLIC for Genworth to prepare such Tax Returns and to pay such Taxes. Such information will be prepared in a manner consistent with past practice, and will be subject to review, adjustment, and approval by Genworth, which approval may not be unreasonably withheld.

SECTION 3. Indemnification by GE. (a) (1) subject to receipt of, and except for, the tax sharing payments required to be made to GE under Section 5, GE will indemnify and hold harmless on an After-Tax Basis the Genworth Companies, and each other Affiliate of Genworth, from and against, and reimburse each such Person for, any Liabilities with respect to (i) GE Consolidated Taxes for all Taxable Years (whether ending before, on, or after the Closing Date), including any such Liabilities with respect to any liability for such GE Consolidated Taxes pursuant to Treas. Reg. § 1.1502-6, (ii) GE Combined Taxes for all Taxable Years (whether ending before, on, or after the Closing Date), including any such Liabilities with respect to any liability for GE Combined Taxes pursuant to any provision comparable to Treas. Reg. § 1.1502-6, (iii) Transaction Taxes, (iv) any interest or Tax penalties incurred by a Genworth Company as a result of, or in connection with, taking a Tax position that such Genworth Company is required to take pursuant to this Agreement (but any such interest will be indemnified under this Section 3 only to the extent that it does not duplicate interest otherwise paid by GE to Genworth under other provisions hereof), and (v) any Brookfield Taxes.

(2) (i) For purposes of the definition of Transaction Taxes in Section 1(ttt), the amount of Taxes incurred by any Genworth Company that result from the Transactions that occur in any Taxable Year will be equal to (A) the actual Tax liability of such Genworth Company for such Taxable Year, reduced by (B) the Tax liability of such Genworth Company for such Taxable Year determined as if none of such Transactions had occurred.

(ii) For purposes of Section 3(a)(2)(i), (A) in the case of any Tax governed by Section 5 of this Agreement, the GECA Tax Allocation Agreement, the GEFAHI Tax Allocation Agreement, or the GECC Tax Allocation Agreement, the Tax liability of any Genworth Company that is a member of the GECA Affiliated Group (except as provided in Section 3(a)(2)(ii)(C)) will be deemed to be equal to the liability allocated to such Genworth Company pursuant to the GECA Tax Allocation Agreement, the Tax liability of any Genworth Company that is a party to the GEFAHI Tax Allocation Agreement will be deemed to be equal to the liability allocated to such Genworth Company pursuant to the GEFAHI Tax Allocation Agreement, the Tax liability of any Genworth Company that is a party to the GECC Tax Allocation Agreement will be deemed to be equal to the liability allocated to such Genworth Company pursuant to the GECC Tax Allocation Agreement, and the Tax liability of any other Genworth Company that is a member of the GE Consolidated Group will be deemed to be equal to the liability allocated to such Genworth Company pursuant to Section 5 of this Agreement, in the case of each such tax allocation agreement, as it may be modified by the third proviso in Section 11; (B) in the case of each such Genworth Company, the amount determined under Section 3(a)(2)(i) in respect of Taxes to which Section 3(a)(2)(ii)(A) applies will (as the result of the proviso in Section 5(a) and the second proviso in Section 11) be equal to zero; (C) the federal income Tax liability of GECA for any Taxable Year (other than a Taxable Year for which a Life/Non-Life Election is in effect) will be equal to the excess (if any) of (1) the consolidated federal income Tax liability of the GECA Affiliated Group, over (2) the aggregate amount of such liability allocated to other members of the GECA Affiliated Group pursuant to the GECA Tax Allocation Agreement; and (D) in respect of Florida or Illinois income Tax Returns of Genworth Companies that are insurance companies, the income Tax liability will be decreased in an amount equal to any reduction in Florida or Illinois premium, retaliatory, or similar Tax liability that the Genworth Company obtains or would obtain as a result of the income Tax liability, in each case, the calculation to be made with and without taking into account the Transactions and the Section 338 Elections.

(b) GE will indemnify and hold harmless on an After-Tax Basis the Genworth Companies and each other Affiliate of Genworth from and against, and reimburse each such Person for, any Liabilities that such Person may at any time suffer or incur, or become subject to, as a result of or in connection with any failure by GE or any Affiliate of GE to perform any of its covenants or agreements under this Agreement.

(c) Genworth will notify GE in writing within 30 days after receipt of any written communication to or by the Genworth Companies or any other Affiliate of Genworth from or with any Taxing Authority concerning Taxes for which indemnification may be claimed from GE pursuant to the provisions of this Section 3. In addition, Genworth will notify GE in writing at least 15 days prior to the date on which Genworth, or any Affiliate of Genworth, intends to make a payment of any Taxes that are indemnifiable by GE pursuant to the provisions of this Section 3. GE will notify Genworth in writing within 30 days after receipt of any written communication to or by GE or any Affiliate of GE from or with any Taxing Authority concerning Taxes owed by any Genworth Company or any Taxes for which indemnification may be claimed from Genworth pursuant to the provisions of Section 4. In addition, GE will notify Genworth in writing at least 15 days prior to the date on which GE, or any Affiliate of GE, intends to make a payment of any Taxes that are indemnifiable by Genworth pursuant to the provisions of Section 4. The failure by a party to notify another pursuant to this Section 3(c) or pursuant to any other provision of this Agreement will not constitute a waiver of any claim to indemnification under this Agreement in the absence of and except to the extent of material prejudice to the indemnifying party.

(d) Indemnification payments under this Section 3 will be made in immediately available funds within 30 days after receipt by GE of a written request therefor.

SECTION 4. Indemnification by Genworth. (a) Subject to receipt of, and except for, tax sharing payments from (or on behalf of) UFLIC pursuant to the GECA Tax Allocation Agreement (insofar as such GECA Tax Allocation Agreement remains in effect as to UFLIC pursuant to Section 11), Genworth will indemnify and hold harmless on an After-Tax Basis GE and each Affiliate of GE from and against, and reimburse each such Person for, any Liabilities (except for any Transaction Taxes, determined, for purposes of this parenthetical exception, without regard to Section 3(a)(2)(ii)(A) and (B), and except for any Liabilities described in Section 3(a)(1)(i), (ii), (iv), or (v)) with respect to (i) United States federal income Taxes of the GECA Affiliated Group for all Taxable Years (whether ending before, on, or after the Closing Date), including any such Liabilities with respect to any liability for such Taxes pursuant to Treas. Reg. § 1.1502-6, and (ii) United States federal, state, local, or other governmental or foreign income or franchise Taxes imposed on any Genworth Company for any Taxable Year (whether beginning before, on, or after the Closing Date).

(b) Genworth will indemnify and hold harmless on an After-Tax Basis GE and each Affiliate of GE from and against, and reimburse each such Person for, any Liabilities that any such Person may at any time suffer or incur, or become subject to, as a result of or in connection with the failure by Genworth or any Affiliate of Genworth to perform any of its covenants or agreements under this Agreement.

(c) Indemnification payments under Section 4(a) or (b) will be made in immediately available funds within 30 days after receipt by Genworth of a written request therefor.

(d) Notwithstanding Section 13(b)(4), GEFAHI shall not be required to make any payments to Genworth, and Genworth shall be required to repay to GEFAHI any payments described in Section 13(b)(4) previously made by GEFAHI to Genworth, if, when and to the extent that (i) the amount of the loss carried back exceeds $250 million, and (ii) GE reasonably determines that as a result of the carry back of the portion of such loss that exceeds $250 million, GE will not realize a net benefit, or will realize a reduced benefit (taking into account any expense incurred by GE in securing any related benefit) from any Tax Attribute it would otherwise have realized had such portion of such loss that exceeds $250 million not been carried back. In making the determination whether the amount of the loss carried back exceeds the $250 million threshold, the amount of the loss carried back shall not include any capital loss described in the final sentence of Section 13(b)(4).

SECTION 5. Tax Sharing Payments. (a) If any Genworth Company (other than any Genworth Company that is a party to the GEFAHI Tax Allocation Agreement or the GECC Tax Allocation Agreement for such Taxable Year) is included in the GE Consolidated Return for any Taxable Year ending on or after December 31, 2003, then Genworth will make a tax sharing payment to GE (or, notwithstanding Section 7(a), GE will make a tax sharing payment to Genworth) for such Taxable Year determined in a manner consistent with tax sharing practices existing as of May 24, 2004 (as determined in the reasonable discretion of GE); provided, however, that any amount payable pursuant to such existing tax sharing practices will be determined for all purposes of this Section 5 without taking into account any Transaction Taxes (determined for purposes of this proviso without regard to Section 3(a)(2)(ii)(A) and (B)).

(b) Notwithstanding Section 7(a), if any Genworth Company (other than any Genworth Company that was a party to the GEFAHI Tax Allocation Agreement or the GECC Tax Allocation Agreement for such Taxable Year) is included in the GE Consolidated Return for any Taxable Year (whether ending before, on, or after the Closing Date), and if any adjustment is made, as the result of any amended return, audit, or otherwise, to any income, deduction, or other item of such Genworth Company for such Taxable Year, then Genworth will make a payment to GE (or GE will make a payment to Genworth) in accordance with existing tax sharing practices as of May 24, 2004 (as determined in the reasonable discretion of GE) ; provided, however, that no amount will be payable by or to any Genworth Company pursuant to such existing tax sharing practices in respect of any adjustment, as a result of an amended return, audit or otherwise, at any time from and after the date of this Agreement, to the federal income tax treatment to any Genworth Company of any Reinsurance Transaction to the extent (but only to the extent) there is a corresponding and related offsetting adjustment to UFLIC. Such payment will be made in immediately available funds within 30 days after such adjustment becomes final together with interest at the rate applicable to underpayments or overpayments of Tax, as the case may be, from (but not including) the due date (without extensions) of the GE Consolidated Return for such Taxable Year to (and including) the date such payment is actually made; provided, however, that in the case of any such adjustment for any Taxable Year that results from the carryback of any net operating loss or other Tax Attribute from any subsequent Taxable Year, such payment will be made together with interest at the rate applicable to underpayments or overpayments of Tax, as the case may be, from (but not including) the date on which the relevant Tax Return is filed for such subsequent Taxable Year to (and including) the date such payment is actually made.

(c) Genworth will make estimated payments with respect to all amounts due pursuant to Section 5(a) in a manner consistent with the principles of Section 6655 of the Code. At least three business days prior to the date on which GE intends to file the GE Consolidated Return for such Taxable Year (but in no event prior to the fifth day after Genworth receives notice of such intention), Genworth will pay to GE any excess of (1) the amount due under Section 5(a) in respect of such Genworth Company for such Taxable Year, over

(2) the amount of such estimated payments for such Taxable Year, or GE will pay to Genworth an amount equal to any excess of the amount described in subparagraph (2) over the amount described in subparagraph (1). Any such payment will be made in immediately available funds together with interest at the Section 12 Rate from (but not including) the due date (without extensions) of the GE Consolidated Return for such Taxable Year to (and including) the date on which such payment is actually made.

(d) Nothing in this Section 5 will require Genworth to make any payment to GE (or GE to make any payment to Genworth) that would duplicate any amount previously paid in accordance with existing tax sharing practices.

(e) The provisions of Section 5(a), (b), (c), and (d) will apply, mutatis mutandis, with respect to any Genworth Company included in any GE Combined Return.

SECTION 6. Control. (a) Except as provided in Section 6(b) and Section 13(b)(4), GE will have the exclusive right to file any amended Tax Returns and to control any audit or other administrative or judicial proceeding with respect to GE Consolidated Taxes, GE Combined Taxes, Transaction Taxes and/or the allocation shown on the Final Allocation Schedule, and the portion of any other audit or other administrative or judicial proceeding regarding any other matter that may result in any Tax liability with respect to which GE provides indemnification under this Agreement; provided, however, that (1) GE will not settle any such proceeding in a manner that would materially adversely affect Genworth without the consent of Genworth, which consent may not be unreasonably withheld, and (2) if GE unreasonably fails to accept a proposal by Genworth to file an amended Tax Return, then each amount payable pursuant to this Agreement will be determined as if such proposal had been accepted.

(b) Genworth will have the exclusive right to file any amended Tax Returns and to control any audit or other administrative or judicial proceeding with respect to any Tax liability of Brookfield; provided, however, that (1) Genworth will not settle any such proceeding in a manner that would materially adversely affect GE without the consent of GE, which consent may not be unreasonably withheld, and (2) if Genworth unreasonably fails to accept a proposal by GE to file an amended Tax Return, then each amount payable pursuant to this Agreement will be determined as if such proposal had been accepted.

(c) Subject to Section 6(a), GE will keep Genworth informed of, consult with Genworth regarding, and permit Genworth to participate in, any such filing, audit, or other judicial or administrative proceeding that may affect Genworth or any Affiliate of Genworth.

(d) Except as otherwise provided in Section 6(a) and (b), Genworth will have the exclusive right to control any audit or other administrative or judicial proceeding with respect to the Tax liability of the Genworth Companies.

(e) Subject to Section 6(d), Genworth will keep GE informed of, consult with GE regarding, and permit GE to participate in, any such filing, audit, or other judicial or administrative proceeding that may affect GE or any Affiliate of GE.

SECTION 7. Refunds. (a) (1) GE will be entitled to any refunds (including interest paid therewith) in respect of any GE Consolidated Taxes for any Taxable Year (whether ending before, on, or after the Closing Date), any GE Combined Taxes for any Taxable Year (whether ending before, on, or after the Closing Date), any Transaction Taxes, and any other Tax liability with respect to which GE provides indemnification under this Agreement.

(2) UFLIC will be entitled to any amount payable to UFLIC in respect of any refunds, carrybacks, adjustments, or other items (including interest paid therewith) pursuant to the GECA Tax Allocation Agreement for any Taxable Year.

(b) Except as provided in Section 7(a), Genworth will be entitled to any refunds (including interest paid therewith) in respect of any United States federal, state, local, or other governmental or foreign Tax liability of the Genworth Companies.

(c) Notwithstanding Section 7(a) and (b), the disposition of any refund described in the final proviso of Section 11 or Section 13(b)(4) shall be governed by the final proviso of Section 11 or Section 13(b)(4), as the case may be.

SECTION 8. Section 338 Elections. (a) If GE determines in its sole and absolute discretion that an election will be made under Section 338(g) of the Code, Section 338(h)(10) of the Code, and/or any of the Treasury Regulations under Section 338 with respect to any of the Genworth Companies for which such election may properly be made, and/or that an election will be made under any comparable provision of state, local, or other governmental income or franchise tax law, then GE and Genworth will join in making, or Genworth will make, such election in a timely and valid manner, including by filing any necessary Forms 8023 and 8883 and any necessary attachments and comparable state forms. Subject to Section 8(b), GE will determine the time and manner for preparing and filing all forms and documents required in connection with any such election, and Genworth will cooperate fully in preparing and filing all such forms and documents.

(b) The parties agree that the “aggregate deemed sale price” and “adjusted grossed-up basis” (as such terms are defined in the regulations under Section 338 of the Code) with respect to each Section 338 Election will be determined by GE consistent with the principles of Section 338. Such aggregate deemed sale price and adjusted grossed-up basis will initially be allocated as indicated on the pro forma schedule attached hereto as Schedule A. Schedule A also includes projections of the Tax Benefit Payments to be made on each Schedule B Date under this Agreement (determined without regard to any items shown on Schedule D attached hereto). As soon as practicable after the Closing, but in no event later than ten days prior to the last date on which the first Section 338 Election must be filed, GE will prepare a final tax allocation schedule (the “Final Allocation Schedule”) in a manner consistent with the principles applied and methodologies used in preparing Schedule A (and thus without regard to any items shown on Schedule D attached hereto), but taking into account (1) any difference between the actual fair market value as determined by GE of the Genworth common stock and any other consideration transferred at Closing and the estimated fair market value of such stock and other consideration used in preparing Schedule A, and (2) any difference between the value of any Genworth Asset as finally determined and the estimated value of such Genworth Asset used in preparing Schedule A. GE will consult with Genworth in the preparation of the Final Allocation Schedule, but GE will have the exclusive right, subject to the principles of this paragraph and to Section 16, to make all determinations relating thereto. The Final Allocation Schedule will be attached hereto as Schedule B, and Schedule B will also include projections as of each relevant Schedule B Date of the Tax Benefit Payments to be made under this Agreement (which projections will be prepared in a manner consistent with the principles applied and methodologies used in preparing the projections of such Tax Benefit Payments included in Schedule A). Schedule B will thereafter be adjusted to reflect any inaccuracy of any of the assumptions contained therein, whether as a result of any change in fact or law, audit, amended return, or otherwise; provided, however, that Schedule B will not be adjusted to reflect any inaccuracy or change (i) relating to the assumed adequacy of the amount and character of Genworth’s taxable income, (ii) relating to the projected tax rate, (iii) to the extent attributable to Genworth’s breach of any covenant hereunder, (iv) relating to any item shown on Schedule D attached hereto, (v) in the tax basis of any asset of any Genworth Company (or any interest deduction) resulting from any payment made pursuant to Section 9(b)(2) or (3) in any Taxable Year, or (vi) in the tax basis of any asset of any Genworth Company resulting from any compensation paid as described in Section 9(a)(1)(ii) in any Taxable Year. If Genworth or any of its Affiliates receives notice that the allocations on Schedule B may be examined, reviewed, or disputed by any Taxing Authority, Genworth will promptly notify GE in writing to that effect. If GE or any of its Affiliates receives notice that the allocations on Schedule B may be examined, reviewed, or disputed by any Taxing Authority, GE will promptly notify Genworth in writing to that effect. The total projected Tax Benefit Payments by Genworth on Schedule B (as originally attached hereto or as adjusted under this Section 8(b)) will not exceed $640 million.

(c) (1) GE and Genworth agree to treat the deemed transfer of insurance contracts pursuant to each such Section 338 Election as a deemed assumption reinsurance transaction for United States federal income tax purposes in accordance with proposed Treas. Reg. § 1.338-11 (or any successor proposed or final regulations).

(2) If the combined federal income tax liability of GE and its Affiliates and Genworth and its Affiliates is likely (in the reasonable judgment of GE) to be reduced as the result of any election under Treas. Reg. § 1.848-2(g) with respect to any Reinsurance Transaction (including any novation pursuant thereto) or any deemed assumption reinsurance transaction described in Section 8(c), then GE and Genworth will make (or cause to be made) any such election. Any such election will be made by executing (or causing to be executed) an Election Statement substantially in the form attached hereto as Annex A (in the case of any Reinsurance Transaction) or Annex B (in the case of any deemed assumption reinsurance transaction) prior to the earliest due date of any federal income tax return to which a schedule must be attached pursuant to Treas. Reg. § 1.848-2(g)(8)(ii) in respect of such election (or on such earlier date as may be requested by GE or Genworth). The parties will treat any such Election Statements as addenda to the relevant reinsurance agreements (in the case of any Reinsurance Transactions) or to this Agreement (in the case of any deemed reinsurance transactions). No such election will be revoked without the express prior written consent of both GE and Genworth.

(3) Genworth will prepare (or cause to be prepared), subject to review, adjustment, and approval by GE, a schedule as described in Treas. Reg. § 1.848-2(g)(8)(ii) in respect of each such election, and each of Genworth (as to the Genworth Companies) and GE (as to itself and its Affiliates) will attach (or cause to be attached) such schedule in duly executed form to the applicable United States federal income Tax Return for the first Taxable Year ending after the applicable election becomes effective.

(d) From and after the time that Genworth is no longer 100%-owned by GE (or its Affiliates), Genworth will, and will cause each of the Subsidiaries of Genworth to, comply with each of the representations made in the Submissions or stated in the Ruling, extend the statute of limitations to the extent requested as described in the caveat in the Ruling, and otherwise comply with and conform to all applicable conditions of the Ruling; provided that this Section 8(d) will not make Genworth responsible for any action or omission of any Person other than Genworth or a Subsidiary of Genworth.

Section 9. Tax Benefit Payments. (a) (1) Except in the event that Genworth has made the election under Section 9(a)(2)(iii)(D)(II) with respect to a particular Taxable Year, not later than 30 days after the due date (with extensions) for the filing by any Genworth Company of any United States federal, Florida, or Illinois income Tax Return (other than an estimated return), or any consolidated, combined, or other similar federal, Florida, or Illinois income Tax Return (other than an estimated return) that includes any Genworth Company, for any Taxable Year ending after the Closing Date and on or before the twenty-fifth anniversary of the Closing Date, Genworth will determine (subject to review, adjustment, and approval by GE, which approval may not be unreasonably withheld) the hypothetical Tax liability that would have been shown on such return if each of the assumptions set forth below is made (solely for purposes of such hypothetical determination).

(i) None of the elections contemplated by Section 8 is made.

(ii) No deduction is allowed for compensation (including without limitation any deduction for amounts treated as compensation under Treas. Reg. § 1.83-7) payable by GE or any Affiliate of GE (other than a Genworth Company) to any employee of any Genworth Company in cash, stock or other property.

(iii) In respect of Florida or Illinois income Tax Returns of any Genworth Company that is an insurance company, the hypothetical income Tax liability for any Taxable Year will be decreased in an amount equal to any reduction in Florida or Illinois premium, retaliatory, or similar Tax liability that such Genworth Company would have obtained at any time as a result of such hypothetical income Tax liability for such Taxable Year.

(iv) In respect of any Florida or Illinois income Tax Returns of Genworth Companies that are not insurance companies, the hypothetical income Tax liability will be deemed to be equal to zero.

(2) (i) Except as provided in Section 9(a)(2)(iii)(D)(II), for each Taxable Year described in Section 9(a)(1), Genworth will make one or more payments (payments made by Genworth under this Section 9(a), Section 9(d), or Section 9(e) being hereinafter referred to as “Tax Benefit Payments”) to

GEFAHI in an aggregate amount equal to 80 percent of the excess (if any) of (A) the hypothetical Tax liability (as determined under Section 9(a)(1)) that would have been shown on each Tax Return to which Section 9(a)(1) applies, over (B) the actual Tax liability shown on such Tax Return; provided, however, that if the amount determined under clause (B) exceeds the amount determined under clause (A), then GEFAHI will make a payment equal to 80 percent of the amount of such excess to Genworth, and any such payments to Genworth, together with any payments to Genworth under Section 9(d) or Section 9(e), will be treated as negative Tax Benefit Payments. Notwithstanding anything in this Agreement to the contrary, the total amount of all Tax Benefit Payments (less negative Tax Benefit Payments) pursuant to this Agreement (determined without regard to any payment made in respect of an increase or decrease in Schedule B pursuant to Section 9(c)(1) or (2)) will not at any time exceed $640 million. The amount of any Tax Benefit Payments not made by reason of the preceding sentence (together with interest thereon at the Section 12 Rate) will be offset against and reduce (but not below zero) the amount of any subsequent negative Tax Benefit Payments that otherwise would be required to be made pursuant to this Agreement.

(ii) For purposes of this Agreement, any right to receive a refund of Tax or tax sharing payment will be treated as a negative Tax liability, the excess of a positive Tax liability over a negative Tax liability will be equal to the sum of the absolute values of such Tax liabilities, and the excess of a negative Tax liability having a smaller absolute value over a negative Tax liability having a larger absolute value will be equal to the difference in the absolute values of such Tax liabilities.

(iii) Any Tax Benefit Payments pursuant to Section 9(a)(2)(i) will be made by Genworth to GEFAHI (or any negative Tax Benefit Payments pursuant to Section 9(a)(2)(i) will be made by GEFAHI to Genworth) in accordance with clauses (A) through (F) set forth below.

(A) Except for any payment deferred under Section 9(a)(2)(iii)(C), Tax Benefit Payments will be made by Genworth on each Schedule B Date during the first Taxable Year ending after the Closing Date and the first Taxable Year ending after the IPO Date as shown in Schedule C.

(B) Except for any payment deferred under Section 9(a)(2)(iii)(C), for each Taxable Year (other than any Taxable Year described in Section 9(a)(2)(iii)(A)) beginning prior to the Final Date, a positive or negative Tax Benefit Payment will be made on each Schedule B Date during such then-current Taxable Year equal to 25% of the Tax Benefit Payment determined for the prior Taxable Year under Section 9(a)(2)(i) or Section 9(a)(2)(iii)(D)(II), if Genworth had made the election under Section 9(a)(2)(iii)(D)(II) with respect to the prior Taxable Year, multiplied in the case of a positive Tax Benefit Payment by a fraction whose numerator is equal to (1) the total of the amounts shown on Schedule B with respect to such then-current Taxable Year, and whose denominator is equal to (2) the total of the amounts shown on Schedule B with respect to such prior Taxable Year; provided, however, that if such prior Taxable Year includes fewer than twelve full calendar months, the denominator of such fraction will be multiplied by twelve, and the numerator will be multiplied by the number of complete months in such prior Taxable Year; and provided, further, that if, as of such Schedule B Date, Genworth’s credit rating, as reported by Standard & Poor’s rating agency, is A- or higher (or its equivalent under any successor rating categories of Standard & Poor’s rating agency), then Genworth may elect, by notifying GE in writing on or prior to such Schedule B Date, not to pay the amount determined in accordance with this Section 9(a)(2)(iii)(B) on such Schedule B Date, and in lieu thereof, to pay the amount shown on Schedule B with respect to such Schedule B Date.

(C) If Genworth is otherwise required to make any Tax Benefit Payment on any Schedule B Date during any Taxable Year to GEFAHI pursuant to Section 9(a)(2)(iii), then Genworth may (in its sole and absolute discretion) elect to defer such payment. If Genworth elects to defer any Tax Benefit Payment pursuant to this Section 9(a)(2)(iii)(C), then (1) such Tax Benefit Payment will be made on or before the due date (without extensions) for such Taxable Year together with interest at the rate specified in Section 12, compounded on a daily basis, from (but not including) such Schedule B Date to (and including) the date of payment, and (2) such Tax Benefit Payment will be deemed (for all other purposes of this Section 9) to have been made on such Schedule B Date without interest.

(D) (I) Subject to Section 9(a)(2)(iii)(D)(II), if (1) any amount payable by Genworth to GEFAHI under Section 9(a)(2)(i) for any Taxable Year exceeds (2) the aggregate amount of the Tax Benefit Payments made by Genworth to GEFAHI for such Taxable Year under Section 9(a)(2)(iii)(A), (B), or (C) (less the aggregate amount of the negative Tax Benefit Payments made by GEFAHI to Genworth for such Taxable Year under Section 9(a)(2)(iii)(B)), then Genworth will make a Tax Benefit Payment equal to the amount of such excess to GEFAHI; provided, however, that if the amount determined under subclause (2) exceeds the amount determined under subclause (1), then GEFAHI will make a payment equal to the amount of such excess to Genworth, and such payment to Genworth will be treated as a negative Tax Benefit Payment.

(II) If, as of 30 days after the filing of a Genworth Tax Return, Genworth’s credit rating, as reported by Standard & Poor’s rating agency, is A- or higher (or its equivalent under any successor rating categories of Standard & Poor’s rating agency), then Genworth may elect, by notifying GE in writing no later than 30 days after the filing of a Genworth Tax Return, not to make the calculation required by Section 9(a)(1) and not to make the payments required by Section 9(a)(2)(iii) (D)(I) or (E) in respect of the Taxable Year covered by such Tax Return, and in lieu thereof, if (1) the aggregate amount reflected on Schedule B for all Schedule B Dates for the Taxable Year covered by such Tax Return exceeds (2) the aggregate amount of the Tax Benefit Payments made by Genworth to GEFAHI for such Taxable Year under Section 9(a)(2)(iii)(A), (B), or (C) (less the aggregate amount of the negative Tax Benefit Payments made by GEFAHI to Genworth for such Taxable Year under Section 9(a)(2)(iii)(B)), then, Genworth will make a Tax Benefit Payment equal to the amount of such excess; provided, however, that if such election is made by Genworth and the amount determined under subclause (2) exceeds the amount determined under subclause (1), then GEFAHI will make a payment equal to the amount of such excess to Genworth, and such payment to Genworth will be treated as a negative Tax Benefit Payment. For the avoidance of doubt, the parties hereto intend that this Section 9(a)(2)(iii)(D)(II) shall affect only the timing of payments otherwise payable under Section 9(a), and shall not affect the aggregate amount of payments hereunder, except to the extent an acceleration or deferral of a payment results in increased or reduced interest payable hereunder, and this Section 9(a)(2)(iii)(D)(II) shall not be interpreted or applied in a manner inconsistent with this intent.

(E) If (1) any amount payable by GEFAHI to Genworth under Section 9(a)(2)(i) for any Taxable Year, exceeds (2) the aggregate amount of the negative Tax Benefit Payments made by GEFAHI to Genworth for such Taxable Year under Section 9(a)(2)(iii)(B) (less the aggregate amount of the Tax Benefit Payments made by Genworth to GEFAHI for such Taxable Year under Section 9(a)(2)(iii)(A), (B), or (C)), then GEFAHI will make a negative Tax Benefit Payment equal to the amount of such excess to Genworth; provided, however, that if the amount determined under subclause (2) exceeds the amount determined under subclause (1), then Genworth will make a Tax Benefit Payment equal to the amount of such excess to GEFAHI.

(F) Any positive or negative Tax Benefit Payment pursuant to Section 9(a)(2)(iii)(D) or (E) will be made in immediately available funds within 30 days after the due date (with extensions) for the Genworth federal income Tax Return for the relevant Taxable Year together with interest from the date that is midway between the first and final Schedule B Dates of such Taxable Year to the date of payment.

(3) For purposes of Section 9(a)(2)(i), actual Tax liability will be determined by taking into account all relevant facts and circumstances including, for avoidance of doubt, any payments made pursuant to this Section 9 or any other provision of this Agreement; provided, however, that (i) any net Tax benefit for such Taxable Year resulting from the items shown in Schedule D attached hereto will not be taken into account; (ii) any change in the tax basis of any asset of any Genworth Company (or any interest deduction) resulting from any payments made under Section 9(b)(2) or (3) for any Taxable Year will not be taken into account; (iii) any change in the tax basis of any asset of any Genworth Company resulting from any compensation paid as described in Section 9(a)(1)(ii) in any Taxable Year will not be taken into account; and (iv) in respect of Florida or Illinois income Tax Returns of any Genworth Company that is an insurance company, the actual income Tax liability for any Taxable Year will be decreased in an amount equal to any actual reduction in Florida or Illinois premium, retaliatory, or similar Tax liability that such Genworth Company obtains at any time as a result of its actual income Tax liability for such Taxable Year, and (v) in respect of any Florida or Illinois income Tax Returns of Genworth Companies that are not insurance companies, the actual income Tax liability will be deemed to be equal to zero.

(4) If (i) the cumulative amount of the projected Tax Benefit Payments shown on Schedule B (without taking into account any increase or decrease pursuant to Section 9(c)) to and including any Schedule B Date, exceeds (ii) the cumulative amount of the actual Tax Benefit Payments made by Genworth (less the cumulative amount of any actual negative Tax Benefit Payments made by GEFAHI) as of such date (determined without regard to any payment made pursuant to this Section 9(a)(4) on such date), then Genworth may, in its sole and absolute discretion, make additional Tax Benefit Payments equal to all or any portion of such excess on such date.

(b) (1) For purposes of Section 9(a)(3), the net Tax benefit for any Taxable Year resulting from the items shown on Schedule D will be equal to the excess (if any) of (i) the Tax liability that would have been shown on each Tax Return for such Taxable Year determined without regard to any item shown in Schedule D (and without regard to any hypothetical assumption described in Section 9(a)(1)(i)), over (ii) the sum of (x) the actual Tax liability shown on such Tax Return (determined as provided in Section 9(a)(3) without regard to subdivision (i) thereof), and (y) the costs reasonably incurred by Genworth in realizing such net Tax benefit.

(2) If, for any Taxable Year ending on or prior to the Final Date, the amount determined under Section 9(b)(1)(i) exceeds the amount determined under Section 9(b)(1)(ii), then Genworth will pay an amount equal to 50 percent of such excess to GEFAHI.

(3) If, for any Taxable Year ending on or prior to the Final Date, the amount determined under Section 9(b)(1)(ii) exceeds the amount determined under Section 9(b)(1)(i), then GEFAHI will pay an amount equal to 50 percent of such excess to Genworth.

(4) Any payment made pursuant to this Section 9(b) will not be considered a “Tax Benefit Payment” or a “negative Tax Benefit Payment” for any purpose of this Agreement. Any such payment will be made in immediately available funds within 30 days after such Tax Return is filed and will be treated as an adjustment to the consideration paid for the Genworth Assets pursuant to Section 2 of the Master Agreement; provided, however, that a portion of any such payment equal to the excess of (i) the amount of such payment, over (ii) the present value of such payment (determined as of the Closing Date by using the Section 12 Rate as the discount rate), or such larger portion as may be required by Section 483, Section 1274, or any other provision of the Code, will be treated as interest.

(c) (1) If (i) the cumulative amount of the projected Tax Benefit Payments shown on Schedule B (taking into account any increase or decrease pursuant to this Section 9(c)) to and including any Schedule B Date exceeds (ii) the sum of (A) the cumulative amount of the actual Tax Benefit Payments made by Genworth pursuant to Section 9(a) and Section 9(d) (less the cumulative amount of any actual negative Tax Benefit Payments made by GEFAHI pursuant to Section 9(a)) as of such date, plus (B) the amount of any additional Tax Benefit Payments made by Genworth pursuant to Section 9(a)(4) on or before such date, then the amount shown on Schedule B for the next Schedule B Date will be increased by an amount equal to interest on such excess at the rate specified in Section 12, compounded on a daily basis, from (but not including) the Schedule B Date for which such excess has been determined to (and including) the next subsequent Schedule B Date. Any such increase in the amount shown in Schedule B will not be taken into account for purposes of the last sentence of Section 8(b).

(2) If (i) the amount specified in Section 9(c)(1)(ii) as of any Schedule B Date exceeds (ii) the amount specified in Section 9(c)(1)(i) for such date, then the amount shown on Schedule B for the next Schedule B Date will be decreased by an amount equal to interest on such excess at the rate specified in Section 12, compounded on a daily basis from (but not including) the Schedule B Date for which such excess has been determined to and including the next subsequent Schedule B Date. Any such decrease in the amount shown in Schedule B will not be taken into account for purposes of the last sentence of Section 8(b).

(3) (i) Genworth will maintain (subject to review, adjustment, and approval by GE, which approval will not be unreasonably withheld) a running balance of the aggregate net increase or decrease in the amount shown on Schedule B pursuant to this Section 9(c).

(ii) If there is an aggregate net increase in the amount shown on Schedule B pursuant to this Section 9(c) as of any Schedule B Date (determined without regard to any payment made by Genworth to GEFAHI on such Schedule B Date pursuant to this Section 9(c)(3)(ii)), then Genworth may, in its sole and absolute discretion, make an additional payment to GEFAHI on such Schedule B Date in an amount equal to all or any portion of such aggregate net increase, and the amount shown on Schedule B for such Schedule B Date will be decreased by the amount of such payment. Any such decrease in the amount shown on Schedule B will not be taken into account for purposes of the last sentence of Section 8(b).

(iii) Genworth will pay to GEFAHI an amount equal to any aggregate net increase in the amount shown on Schedule B pursuant to this Section 9(c) as of the Final Date, or GEFAHI will pay Genworth an amount equal to any aggregate net decrease in the amount shown on Schedule B pursuant to this Section 9(c) as of the Final Date. Any such payment will be made in immediately available funds within 30 days after such Final Date and will be made together with interest at the Section 12 Rate from (but not including) the Final Date to (and including) the date on which such payment is made.

(iv) If Section 9(d)(1) applies in respect of an Acceleration Event, then Genworth will make a payment to GEFAHI equal to any aggregate net increase in the amount shown on Schedule B pursuant to Section 9(c) as of the last Schedule B Date on or prior to the date of the Acceleration Event, or GEFAHI will make a payment to Genworth equal to any aggregate net decrease in the amount shown on Schedule B pursuant to Section 9(c) as of such date. Any such payment will be made by Genworth to GEFAHI (or by GEFAHI to Genworth) in immediately available funds on or before the first Schedule B Date subsequent to the Acceleration Event.

(v) If Section 9(d)(2) or (3) applies in respect of an Acceleration Event, then Genworth will make a payment to GEFAHI equal to the Acceleration Fraction multiplied by any aggregate net increase in the amount shown on Schedule B pursuant to Section 9(c) as of the last Schedule B Date on or prior to the date of the Acceleration Event, or GEFAHI will make a payment to Genworth equal to the Acceleration Fraction multiplied by any aggregate net decrease in the amount shown on Schedule B pursuant to Section 9(c) as of such date. Any such payment will be made by Genworth to GEFAHI (or by GEFAHI to Genworth) in immediately available funds on or before the first Schedule B Date subsequent to the Acceleration Event, and the amount shown on Schedule B for such Schedule B Date will be decreased by the amount of such payment. Any such decrease in the amount shown on Schedule B will not be taken into account for purposes of the last sentence of Section 8(b).

(vi) Any payment made pursuant to this Section 9(c)(3) will not be considered a “Tax Benefit Payment” for any purpose of this Agreement. Any such payment will be treated as a payment with respect to the debt instrument described in Section 9(f).

(d) (1) Subject to Section 9(d)(5), if there is an Acceleration Event of Genworth, then Genworth will make a Tax Benefit Payment to GEFAHI equal to the total present value of all amounts shown on Schedule B (determined without regard to any increase or decrease pursuant to Section 9(c)) for each Schedule B Date subsequent to the date of the Acceleration Event.

(2) Subject to Section 9(d)(5), if there is an Acceleration Event of any Genworth Company other than Genworth, then (except as provided in Section 9(d)(3)) Genworth will make a Tax Benefit Payment to GEFAHI equal to the product of (i) the amount determined pursuant to Section 9(d)(1), and (ii) a fraction (the “Acceleration Fraction”) whose numerator is equal the present value of all amounts shown on Schedule B (determined without regard to any increase or decrease pursuant to Section 9(c)) attributable to such Genworth Company for each Schedule B Date subsequent to the date of the Acceleration Event, and whose denominator is equal to the total present value of all amounts shown on Schedule B (determined without regard to any increase or decrease pursuant to Section 9(c)) for all such subsequent Schedule B Dates.

(3) If there is an Acceleration Event of any Genworth Company other than Genworth, then Section 9(d)(2) will not apply if all of the following conditions are satisfied prior to the first Schedule B Date subsequent to such Acceleration Event: (i) Genworth notifies GE in writing that it has irrevocably elected to have this Section 9(d)(3) apply; (ii) such Genworth Company (or any Person that has acquired Control of such Genworth Company) agrees in writing to become obligated to pay the Acceleration Fraction of all amounts shown on Schedule B (determined without regard to any increase or decrease under Section 9(c)) for each Schedule B Date subsequent to the Acceleration Date; (iii) such agreement is in form and substance reasonably satisfactory to GE; and (iv) no credit rating of such Genworth Company (or other Person becoming obligated pursuant to Section 9(d)(3)(ii)) is less than the corresponding credit rating of Genworth at the time of such Acceleration Event, or the credit standing of such Genworth Company (or other Person) is otherwise acceptable to GE.

(4) If there has been an Acceleration Event of any Genworth Company, then (for all purposes of this Agreement) the Taxable Year of such Genworth Company will be deemed to end on the date of such Acceleration Event, and, if the payment described in Section 9(d)(1) or 9(d)(2) is made or the conditions of Section 9(d)(3) are satisfied, Section 9(a) will not apply to any Tax Return filed by such Genworth Company for any Taxable Year beginning after the date of such Acceleration Event. For purposes of this Section 9(d), present value will be determined as of the date of the Acceleration Event by using the interest rate specified in Section 12, compounded on a daily basis, as the discount rate. Any Tax Benefit Payment (or negative Tax Benefit Payment) pursuant to this Section 9(d) will be made by Genworth to GEFAHI (or by GEFAHI to Genworth) in immediately available funds on or before the first Schedule B Date subsequent to such Acceleration Event.

(5) The payments described in Sections 9(d)(1) and 9(d)(2) shall not be made without approval of the domiciliary state insurance regulatory authorities of each of the U.S. insurance subsidiaries of Genworth, which approvals shall be within the sole discretion of such regulatory authorities. Genworth shall use its reasonable best efforts to obtain such regulatory approvals.

(e) If as of the Final Date (1) the cumulative amount of all projected Tax Benefit Payments shown on Schedule B (without taking into account any increase or decrease pursuant to Section 9(c)) exceeds (2) the cumulative amount of the actual Tax Benefit Payments made by Genworth pursuant to Section 9(a) and (d) (less the cumulative amount of the actual negative Tax Benefit Payments made by GEFAHI pursuant to Section 9(a) and (d)), then Genworth will make a Tax Benefit Payment equal to the amount of such excess to GEFAHI; provided, however, that if the amount determined under clause (2) of this Section 9(e) exceeds the amount determined under clause (1) of this Section 9(e), then GEFAHI will make a negative Tax Benefit Payment equal to the amount of such excess to Genworth. Any such Tax Benefit Payment will be made by Genworth to GEFAHI (or by GEFAHI to Genworth) in immediately available funds within 30 days after such Final Date and will be made together with interest at the Section 12 Rate from (but not including) the last Schedule B Date to (and including) the date on which such Tax Benefit Payment is made.

(f) The Tax Benefit Payments to be made pursuant to this Section 9, together with any other payments to be made by Genworth pursuant to Section 9(c), will be treated for income tax purposes, including on Schedule A and Schedule B (without duplication), as a debt instrument described in Treas. Reg. § 1.1272-1(c)(2) issued to GEFAHI as part of the consideration paid for the Genworth Assets pursuant to Section 2 of the Master Agreement. Such debt instrument will be treated as bearing interest at the Section 12 Rate, or at such greater rate as may be required by Section 1274 or any other provision of the Code.

(g) For each Taxable Year beginning after the Closing Date and prior to the Final Date, the Chief Financial Officer of Genworth will provide to GEFAHI, within 30 days after the date that Genworth files its federal income Tax Return, a certification to the effect that (i) all computations made pursuant to this Agreement have been made without regard to any transaction a significant purpose of which is to reduce or defer any amount payable by Genworth pursuant to this Section 9; (ii) all items described on Schedule D arising during the Taxable Year are listed on a schedule attached to the certification; and (iii) except as provided in the last sentence of this Section 9(g), the aggregate amount calculated under Section 9(a)(2)(i) for the Taxable Year (determined without regard to the introductory cross reference therein to

Section 9(a)(2)(iii)(D)(II)) is equal to or less than the aggregate amounts reflected on Schedule B for the Taxable Year. If the Chief Financial Officer of Genworth determines that it is necessary to adjust any computations made pursuant to this Agreement in order to provide the certification required by the preceding sentence, then such Chief Financial Officer will be permitted to make such adjustments in a manner reasonably acceptable to GE. If the Chief Financial Officer of Genworth is not able to provide the certification required in clause (iii) of this Section 9(g), then the Chief Financial Officer of Genworth shall certify that he is unable to make such certification.

SECTION 10. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment (together with any interest thereon or other Schedule B amount due) required to be made by Genworth to GEFAHI pursuant to Section 9 of this Agreement will rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any debt or other liabilities of Genworth (collectively, the “Outstanding Obligations”). Accordingly, in the event that Genworth has insufficient funds on the date any Tax Benefit Payment (together with any interest thereon or other Schedule B amount due) is required to be made hereunder to pay in full both (a) the Outstanding Obligations due and payable on such date and (b) the Tax Benefit Payment due and payable on such date (together with any interest thereon or other Schedule B amount due), Genworth may forego payment of such Tax Benefit Payment (together with any interest thereon or other Schedule B amount due) on such date, but only to the extent necessary to pay in full the Outstanding Obligations due and payable on such date; provided, however, that the amount of any Tax Benefit Payment (together with any interest thereon or other Schedule B amount due) foregone pursuant to this sentence will carry over and be payable by Genworth to GEFAHI (together with any interest thereon) at such time as, and to the extent that, Genworth’s available funds exceed the amount necessary to pay in full its Outstanding Obligations due and payable at such time.

SECTION 11. Other Tax Sharing Agreements. All rights and obligations of GE and its Affiliates (with respect to the Genworth Companies) and of the Genworth Companies (with respect to GE and its Affiliates) to make or receive any Tax sharing payments (other than pursuant to this Agreement) will terminate immediately prior to Closing; provided, however, that notwithstanding Section 7(a)(1), (a) the GECA Tax Allocation Agreement will remain in effect as to UFLIC pursuant to Section 5 of such Agreement for each Taxable Year in which UFLIC was included in the GECA Affiliated Group, (b) the GEFAHI Tax Allocation Agreement will remain in effect as to each Genworth Company that was a party thereto pursuant to Section 5 of such Agreement for each Taxable Year in which such Genworth Company was included in the GE Affiliated Group, (c) the GECC Tax Allocation Agreement will remain in effect as to each Genworth Company that was a party thereto pursuant to Section VII of such Agreement for each Taxable Year in which such Genworth Company was included in the GE Affiliated Group; provided, further, that the amount payable by or to any Genworth Company pursuant to the GECA Tax Allocation Agreement, the GEFAHI Tax Allocation Agreement, or the GECC Tax Allocation Agreement will be determined without taking into account any Transaction Taxes (determined for purposes of this proviso without regard to Section 3(a)(2)(ii)(A) and (B)); provided, further, that no amount will be payable by or to any Genworth Company under any agreement in respect of any adjustment, as a result of an amended return, audit or otherwise, at any time from and after the date of this Agreement, to the federal income tax treatment to any Genworth Company of any Reinsurance Transaction to the extent (but only to the extent) there is a corresponding and related offsetting adjustment to UFLIC; and provided, further, that GE will be entitled to any refunds (including interest paid therewith) in respect of any loss that (i) was recognized by any Genworth Company on a Transaction, (ii) was deferred under Section 267(f) of the Code (other than any such loss to which GE or any Affiliate of GE (other than any Genworth Company) succeeds under Section 381 of the Code, and (iii) is carried back into a GE Consolidated Return and generates a refund.

SECTION 12. Interest. In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on the amount of such payment from (but not including) the due date of such payment to (and including) the date such payment is actually made at 5.7165%, compounded on a daily basis; provided, however, that no interest will accrue pursuant to this Section 12 to the extent that such interest would be duplicative of interest payable under Section 9(b).

SECTION 13. Adjustments. (a) If any adjustment (other than any adjustment to which Section 5(b), Section 11 or Section 13(b)(3) applies) is made to any income, deduction, gain, loss, credit, or other item, as the result of any amended return, audit, or otherwise, and the amount of any payment required under this Agreement would have been different if such adjustment had been made at the time the amount of such payment was determined, then GE or GEFAHI will make a payment to Genworth equal to the amount of any such difference that was detrimental to Genworth or its Affiliates (or Genworth will pay GE or GEFAHI the amount of any such difference that was detrimental to GE or GEFAHI or its Affiliates). Any such payment (an “Adjustment Payment”) will be made within 30 days after such adjustment becomes final together with interest at the Section 12 Rate from (but not including) the date of the original payment to (and including) the date such payment is actually made; provided, however, that in the case of any such adjustment for any Taxable Year that results from the carryback of any net operating loss or other Tax Attribute from any subsequent Taxable Year, such Adjustment Payment will be made together with interest at the Section 12 Rate from (but not including) the date on which the relevant Tax Return is filed for such subsequent Taxable Year to (and including) the date such payment is actually made. Any Adjustment Payment (exclusive of interest) which represents an adjustment to a prior Tax Benefit Payment or negative Tax Benefit Payment will be treated as a Tax Benefit Payment or negative Tax Benefit Payment, as the case may be.

(b) In connection with the Life/Non-life Election made by GE in respect of its Taxable Year commencing January 1, 2004, the parties hereto agreed, pursuant to Section 13(b) of the Original Tax Matters Agreement, that payments would be made to and/or from Genworth if and when the actual net aggregate Tax liability of the Genworth Companies for any Taxable Year on or prior to the Final Date was increased or decreased as a result of such Election. In order to effectuate the intent and objectives underlying such Section 13(b) of this Agreement as originally in effect while at the same time eliminating certain of the inconvenience and complexity of administering the original provision over extended periods of time, and in order to establish certain additional guidelines for the application of this Section 13(b) consistent with such intent and objectives, the parties hereto agree to the following Section 13(b)(1)-(3) (which, for the avoidance of doubt, amends and supercedes Section 13(b) of the Original Tax Matters Agreement):

(1) Genworth shall pay to GEFAHI $130,132,016 in immediately available funds within 30 days after the date on which the GECA federal income Tax Return is filed for the Taxable Year ending December 31, 2004. Notwithstanding Section 13(b)(3) and except as provided in Section 13(b)(2), no amounts shall be paid by GEFAHI to Genworth or from Genworth to GEFAHI, pursuant to this Section 13(b) or pursuant to any other provision hereof or any other agreement, in respect of any Tax Attribute or item of income, gain or other tax item, that was taken into account in calculating the payment by Genworth of $130,132,016 pursuant to this Section 13(b)(1), as reflected on Annex C hereto, unless there is an adjustment as a result of an amended return, audit or otherwise to any such item. In the event there is such an adjustment, Section 13(b)(3), and not this Section 13(b)(1), shall apply with respect to such adjustment and no other payment shall be made by the parties hereto in respect thereof.

(2) If the federal income Tax of any Genworth Company is reduced in any Taxable Year as a result of the utilization of any operations loss deduction under Section 805(a)(5) of the Code, as determined under Section 810 of the Code, attributable to River Lake Insurance Company’s Taxable Year ended May 24, 2004, Genworth will pay to GEFAHI an amount equal to the product of (i) the amount of the operations loss deduction (to the extent so utilized to reduce federal income Tax of any Genworth Company), multiplied by (ii) 35%. In the event that River Lake Insurance Company shall cease to be a member of Genworth’s affiliated group (within the meaning of Section 1504(a) without giving effect to the limitation in Section 1504(b)(2)), Genworth shall pay to GEFAHI an amount equal to the product of (i) the amount of the operations loss deduction for River Lake Insurance Company’s Taxable Year ended May 24, 2004 that as of the date that River Lake Insurance Company ceases to be a member of Genworth’s affiliated group, has neither expired nor been taken into account under clause (i) of the preceding sentence, multiplied by (ii) 35%. Any amount payable under the first sentence of this Section 13(b)(2) will be made in immediately available funds within 30 days after the date on which the return reflecting use of the operations loss deduction is filed, and any amount payable under the second sentence of this Section 13(b)(2) will be made in immediately available funds within 30 days after the date that River Lake Insurance Company ceases to be a member of Genworth’s affiliated group, it being understood and agreed that in no event shall a payment be duplicated under both the first sentence and the second sentence of this section 13(b)(2) with respect to any operations loss deduction.

(3) Except for any Tax Attributes or items of income, gain or other tax items governed by Section 13(b)(1) and (2), if GE and Genworth identify any other Tax Attribute, item of income or gain or any other tax item of a Genworth Company that would have been different had GE not filed a Life/Non-Life Election for the 2004 Taxable Year, then Genworth shall make a payment to GEFAHI or GEFAHI shall make a payment to Genworth, as applicable, in an amount equal to the sum of the net present values (using the Section 12 Rate) of the product of (i) the absolute amount of each such difference of a Tax Attribute or item of income, gain or other tax item of any Genworth Company for any Taxable Year ending on or before the Final Date, multiplied by (ii) 35%. GE and Genworth shall cooperate in good faith to calculate the sum of such net present values or to otherwise determine the appropriate amount of such payment. Any such payment will be made in immediately available funds within 30 days after the parties agree on the amount of such payment. This Section 13(b)(3) shall also apply to any adjustment as a result of an amended return, audit or otherwise to any Tax Attribute governed by this Section 13(b)(3).

(4) If any Genworth Company incurs a loss that as a result of the Life/Non-Life Election is or may be carried back into a GE Consolidated Return, and had no Life/Non-Life Election been made, such loss would have been carried back to a GECA Consolidated Return and such carryback would have resulted in a refund, then, at Genworth’s request, GE shall carryback such loss into the GE Consolidated Return and, excluding any capital loss described in the final sentence of this Section 13(b)(4), GEFAHI shall make a payment to Genworth in an amount equal to 23.75% of such loss carried back in immediately available funds within 30 days after the date of filing of the GE Tax Return reflecting such carryback, and three additional payments each of which shall be in an amount equal to 3.75% of such loss carried back. The second, third and fourth payments, if any, will be made in immediately available funds on June 30 of the second Taxable Year, the third Taxable Year or the fourth Taxable Year, in the case of the second, third and fourth payments, respectively, following the Taxable Year to which the loss was carried back. In the event of any capital loss of any Genworth Company realized for federal income tax purposes on or before May 24, 2004 and deferred as of the time of such realization under Section 267 of the Code to a Taxable Year beginning after May 24, 2004, if such loss is carried back, the rights and obligations of the parties hereto shall be determined in accordance with existing tax sharing principles (including, without limitation, Section 11, Section 13(e) and the GECC Tax Allocation Agreement as defined in Section 1(yyyy)); for the avoidance of doubt, such capital losses include, but are not necessarily limited to, capital losses realized in the Taxable year ending on May 24, 2004 as a result of a Reinsurance Transaction and losses described in Section 13(e) (including losses subject to the final proviso of Section 11).

(c) If (1) the amount determined with respect to any Genworth Company under Section 3(a)(2)(i)(B) exceeds (2) the amount determined with respect to such Genworth Company under Section 3(a)(2)(i)(A), then Genworth will pay an amount equal to such excess to GE. Any amount payable under this Section 13(c) will be made in immediately available funds within 30 days after the date on which the Genworth federal income tax is filed for the Taxable Year in which the Closing occurs.

(d) If (1) the amount determined under Section 1(i)(2), exceeds (2) the amount determined under Section 1(i)(1), then Genworth will pay an amount equal to such excess to GE. Any amount payable under this Section 13(d) will be made in immediately available funds within 30 days after the date on which the Brookfield federal income Tax Return is filed for the Taxable Year ending December 31, 2003.

(e) If (1) any Genworth Company recognizes any loss on a Transaction, and (2) the loss is deferred under Section 267(f) of the Code (other than any such loss to which GE or any Affiliate of GE (other than any Genworth Company) succeeds under Section 381 of the Code), then Genworth will make a payment or payments to GE in immediately available funds within 30 days after the date on which the Genworth federal income Tax Return is filed for each Taxable Year in which such loss is no longer deferred under

Section 267(f) and there is a resulting reduction of Tax for Genworth or any Genworth Company for such Taxable Year, with the amount owing with respect to such Taxable Year equaling the amount of such reduction for such taxable Year, except if and to the extent any such loss is carried back and generates a refund in a GE Consolidated Return that is retained, pursuant to Section 11 hereof, by GE. For the avoidance of doubt, this Section 13(e) will not apply to any loss recognized pursuant to a Reinsurance Transaction.

(f) Any amount paid pursuant to Section 13(b), (c), (d), or (e) will be treated as an adjustment to the consideration paid for the Genworth Assets pursuant to Section 2 of the Master Agreement, to the extent not otherwise taken into account under this Agreement; provided, however, that a portion of any such payment equal to the excess of (1) the amount of such payment, over (2) the present value of such payment (determined as of the Closing Date by using the Section 12 Rate as the discount rate), or such larger portion as may be required by Section 483, Section 1274, or any other provision of the Code, will be treated as interest.

SECTION 14. No Duplicative Payments. No duplicative payment of interest or any other amount will be required under this Agreement.

SECTION 15. Tax Cooperation. (a) Under this Agreement and the Transition Services Agreement, GE and Genworth will furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Genworth Companies and the Genworth Business (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Taxes or Tax Return. GE and Genworth will cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Genworth Companies and the Genworth Business, and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement. The party requesting cooperation under this Section 15 will reimburse the other party for any actual out-of-pocket expenses incurred in furnishing such cooperation, except that the amount of reimbursement for any services governed by the Transition Services Agreement for the time period specified therein shall be determined by that agreement. All Tax records relating to the Genworth Business will be retained for at least seven (7) years after such records are created.

(b) Pursuant to the Transition Services Agreement, for the time period specified therein, the GE Parties will provide to Genworth and GNA certain tax consulting, tax compliance, tax related-software, and other tax-related services (the “GE Tax Services”) as set forth in Schedule A of the Transition Services Agreement. Further, for the time period specified in the Transition Services Agreement and as set forth in Schedule B of the Transition Services Agreement, Genworth and GNA will provide to the GE Parties certain tax-related services (the “Genworth Tax Services”). This Agreement incorporates the provisions of the Transition Services Agreement relating to the GE Tax Services and the Genworth Tax Services. Any dispute relating to the performance of the GE Tax Services and the Genworth Tax Services or the fees payable for such services will be governed by the provisions of the Transition Services Agreement.

(c) Unless there has previously been a Final Determination to the contrary, neither Genworth nor any of its Affiliates will take any position with respect to Taxes (including on any Tax Return or in connection with any Tax controversy) for any Taxable Year that is inconsistent with (1) any allocation shown on the Final Allocation Schedule, (2) any election made pursuant to Section 8, or (3) the treatment of any payment made pursuant to Section 9 as provided in this Agreement; provided, however, that Genworth will not be required to take any position if (A) Genworth obtains, at its sole cost and expense, an opinion of nationally recognized tax counsel mutually acceptable to Genworth and GE, to the effect that there is no “substantial authority,” within the meaning of Section 6662 of the Code, for such position, and (B) such opinion is reasonably satisfactory in form and substance to GE.

(d) GE and Genworth will promptly provide to the other a copy of any written communication from or with the IRS or any other Taxing Authority that relates in any respect to the treatment of the Acquisition or any related transaction (including any communication that relates to the allocation shown on the Final Allocation Schedule).

SECTION 16. Resolution of Disputes. If any dispute arises between the parties hereto with respect to this Agreement, then, except as provided in Section 15(b), such dispute will be finally resolved by arbitration in which the sole arbitrator will be a person or firm chosen mutually by GE and Genworth. If GE and Genworth are unable to agree on such a person or firm, then each will designate one person and the two persons so designated will choose a third person or firm that will be the sole arbitrator. The parties expressly waive and forego any right to (a) punitive, exemplary, statutorily-enhanced, or similar damages in excess of compensatory damages, and (b) trial by jury. The parties agree to use commercially reasonable efforts to resolve any arbitration within 30 days of the initiation of arbitration. Any arbitration proceeding will take place in New York, New York unless the parties mutually agree to another location. The parties agree that no appeal will lie from the arbitration award, that they will not challenge the award for any reason in any court, and that the arbitration award will have the force and effect of a judgment as if a court having jurisdiction thereof has entered judgment on the award. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. The parties expressly agree that this dispute resolution procedure governs disputes arising under this Agreement and that it supersedes dispute resolution provisions contained in any other Transaction Documents, including the Master Agreement.

SECTION 17. Survival. Except to the extent inconsistent with applicable law, the indemnity and payment obligations set forth in this Agreement will survive until the date which is six months after the date of expiration of the applicable statute of limitations (including any extensions thereof). The right to indemnification with respect to claims of which notice was given prior to the expiration of the applicable survival period will survive such expiration until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

SECTION 18. Amendment. No provision of this Agreement may be waived, amended or modified except by a written instrument signed by the GE Parties and Genworth.

SECTION 19. Transfer and Similar Taxes. All stock transfer, real estate transfer, documentary, stamp, recording, ad valorem, and other similar Taxes arising out of, in connection with or attributable to the Transactions and incurred by any of the parties thereto will be borne and paid by GE. Genworth will use its reasonable best efforts to secure, and to cause its Affiliates to secure, any available exemptions from any such Taxes and to cooperate with GE in providing any information and documentation that may be necessary to obtain such exemptions.

SECTION 20. Additional Provisions. The following provisions of the Master Agreement shall apply (mutatis mutandis) to this Agreement: Sections 8.1 (Corporate Power; Fiduciary Duty); 8.2 (Governing Law); 8.3 (Survival of Covenants); 8.5 (Notices); 8.6 (Severability); 8.7 (Entire Agreement); 8.8 (Assignment; No Third-Party Beneficiaries); 8.9 (Public Announcements); 8.10 (Amendment); 8.11 (Rules of Construction); and 8.12 (Counterparts).

SECTION 21. Effective Date. Subject to completion of the filing of a Form D, Prior Notice of a Transaction, (or the equivalent) with the requisite state insurance commissioners, and such filing being deemed sufficient and the transaction not disapproved by said commissioners, this Agreement restates the Original Tax Matters Agreement in its entirety and supercedes the Original Tax Matters Agreement in all respects, effective as of February 1st 2006. The provisions of the Original Tax Matters Agreement, as in effect prior to the date of this Agreement, shall be effective only until the effective date of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

GENERAL ELECTRIC COMPANY		GENERAL ELECTRIC CAPITAL CORPORATION

By:	/S/ RICHARD DEVINO	By:	/S/ RICHARD DEVINO
Name:	Richard Devino	Name:	Richard Devino
Title:	Vice President	Title:	Vice President

GEI, INC.		GE FINANCIAL ASSURANCE HOLDINGS, INC.

By:	/S/ RICHARD DEVINO	By:	/S/ THEODORE F. WEILAND
Name:	Richard Devino	Name:	Theodore F. Weiland
Title:	Vice President	Title:	President

GENWORTH FINANCIAL, INC.

By:	/S/ RICHARD P. MCKENNEY
Name:	Richard P. McKenney
Title:	Senior Vice President and Chief Financial Officer

Annex A

ELECTION STATEMENT

This Election Statement is made this     day of     , 2003, among                     , a                     corporation (the “Ceding Company”), and                     , a             corporation (“Reinsurer”).

Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as in the [Assumption/Indemnity] Reinsurance Agreement by and between the Ceding Company and Reinsurer dated as of                     , 2003 (the “Reinsurance Agreement”).

1. The Ceding Company and Reinsurer hereby make a joint election under Treasury Regulation § 1.848-2(g)(8) (the “Joint Election”) with respect to the Reinsurance Agreement.

2. The Ceding Company and Reinsurer hereby agree to include this Election Statement as an Addendum to the Reinsurance Agreement.

3. The Ceding Company and Reinsurer hereby agree that the party with net positive consideration for the Reinsurance Agreement for each Taxable Year will capitalize specified policy acquisition expenses with respect to the Reinsurance Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

4. The Ceding Company and Reinsurer hereby agree to exchange all necessary information pertaining to the amount of net consideration under the Reinsurance Agreement each year to ensure consistency.

5. The Ceding Company will submit a schedule to Reinsurer by [                    ] of each year, of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by one of the Ceding Company’s officers stating that such net consideration will be reported on any United States federal income Tax Return filed with respect to the Ceding Company for the preceding calendar year.

6. Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company by [                    ]. If Reinsurer does not so notify the Ceding Company the net consideration as determined by the Ceding Company will be reported on any United States federal income Tax Returns filed with respect to the Ceding Company or Reinsurer for the preceding calendar year.

7. If Reinsurer contests the Ceding Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount by [date]. If the Ceding Company and Reinsurer reach agreement on an amount of the net consideration, such amount shall be reported on any United States federal income Tax Returns filed with respect to the Ceding Company or Reinsurer for the previous calendar year.

8. The Ceding Company and Reinsurer hereby agree that the first Taxable Year for which the Joint Election is effective is the Taxable Year ending [December 31, 2004].

9. Reinsurer represents and warrants that it is subject to United States taxation within the meaning of Treasury Regulation Section 1.848-2(h).

A-1

IN WITNESS WHEREOF, this Election Statement has been duly executed on the day and year first above written.

[CEDING COMPANY]

By:
Name:
Title:

[REINSURER]

By:
Name:
Title:

A-2

Annex B

ELECTION STATEMENT

This Election Statement is made this     day of     , 2004 between GE Financial Assurance Holdings, Inc., a Delaware corporation (“GEFAHI”), and                     , a                     corporation (the “Company”).

WHEREAS, pursuant to the Master Agreement dated as of                     , 2003 among the General Electric Company, a New York corporation (“GE”), General Electric Capital Corporation, a Delaware corporation (“GECC”), GEI, Inc., a Delaware corporation (“GEI”), GE Financial Assurance Holdings, Inc., a Delaware corporation (“GEFAHI”, and collectively with GE, GEI, and GECC, the “GE Parties”), and Genworth Financial, Inc., a Delaware corporation (“Genworth”) (the “Master Agreement”), Genworth has agreed, on the terms and subject to the conditions set forth in the Master Agreement, to acquire (the “Acquisition”), directly or indirectly, all the outstanding shares of stock of certain subsidiaries of GE (such subsidiaries, together with Genworth, the “Genworth Companies”) in a transaction that will constitute (as to certain of such Genworth Companies) a qualified stock purchase within the meaning of Section 338(d)(3) of the Code.

WHEREAS, pursuant to the Tax Matters Agreement dated as of                     among the GE Parties and Genworth (the “GE-Genworth TMA”), GE and Genworth have agreed to make a Section 338(h)(10) election with respect to the Company in connection with the Acquisition (the “Section 338 Election”).

WHEREAS, in accordance with the Section 338 Election, the Company as of the Closing Date (“Old Company”) was treated as if it transferred all of its assets and liabilities, including its insurance contracts, to a new Company and then liquidated.

WHEREAS, pursuant to the GE-Genworth TMA, GE and Genworth have agreed to treat the deemed transfer of insurance contracts pursuant to the Section 338 Election as a deemed assumption reinsurance transaction (the “Deemed Reinsurance Transaction”) for federal income tax purposes in accordance with proposed Treas. Reg. § 1.338-11.

WHEREAS, GEFAHI, on behalf of Old Company, and Company wish to make an election under Treas. Reg. § 1.848-2(g) requiring the Company to capitalize specified policy acquisition expenses with respect to the Deemed Reinsurance Transaction without regard to the general deductions limitation (the “Section 848 Election”).

WHEREAS, there is no actual reinsurance agreement in which the Section 848 Election may be made with respect to the Deemed Reinsurance Transaction, and the parties to this Election Statement intend that, with respect to the Deemed Reinsurance Transaction, this Election Statement be included as an addendum to the transaction documents in accordance with Treas. Reg. § 1.848-2(g)(8)(ii).

NOW THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and conditions contained in the Election Statement, the parties to this Election Statement agree as follows:

1. Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as in the GE-Genworth TMA.

2. GEFAHI, as successor in interest to Old Company, and the Company hereby make a joint election under Treasury Regulation § 1.848-2(g)(8) (the “Joint Election”) with respect to the Deemed Reinsurance Agreement.

3. GEFAHI and the Company hereby agree that the Company will capitalize specified policy acquisition expenses with respect to the Deemed Reinsurance Transaction without regard to the general deductions limitation of Section 848(c)(1) of the Code.

B-1

4. GEFAHI and the Company hereby agree to exchange all necessary information pertaining to the amount of net consideration with respect to the Deemed Reinsurance Transaction to ensure consistency.

5. GEFAHI and the Company hereby agree that the first Taxable Year for which the Joint Election is effective is the Taxable Year ending on the Closing Date.

6. The Company represents and warrants that it is subject to United States taxation within the meaning of Treas. Reg. § 1.848-2(h).

IN WITNESS WHEREOF, this Election Statement has been duly executed on the day and year first above written.

GE FINANCIAL ASSURANCE HOLDINGS, INC.

By:
Name:
Title:

[THE COMPANY]

By:
Name:
Title:

B-2

Annex C

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SCHEDULE A

(Part I)

PRO FORMA ALLOCATION OF AGGREGATE DEEMED SALE PRICE (ADSP)

AND ADJUSTED GROSSED-UP BASIS (AGUB)

ASSET	ADSP	AGUB
Cash and Short Term Investments	$945,039,715	$945,039,715
Bonds	22,388,030,810	22,388,077,157
Stocks and Mutual Funds	93,070,329	93,070,329
Mortgage Loans	3,020,983,900	3,020,983,900
Policy Loans	820,671,102	820,671,102
Other Investments	380,552,932	380,552,932
Receivables	3,465,418,505	3,465,418,505
Fixed Assets	22,490,255	22,916,885
Real Estate	17,192,414	17,200,636
SPV’s	552,376,359	556,653,583
Investment in Subsidiaries	11,681,277,744	11,791,684,085
Guaranty Fund Assessments	29,432,478	30,101,875
Separate Account Assets	108,537,641	108,537,641
Other Assets	760,693,834	760,693,834
Tax DAC	0	126,190,315
PVFP and Other Tax Intangibles	1,158,859,684	1,046,059,452
TOTAL ASSETS	$46,444,627,703	$46,573,851,945

The amounts shown above in Part I of this Schedule A reflect the totals of the allocations for all relevant entities. For purposes of Schedule B, a separate allocation will be made for each relevant entity.

SCHEDULE A

(Part II)

PRO FORMA SCHEDULE OF TAX BENEFIT PAYMENTS

Total Payments (in $)

	4/15	6/15	9/15	12/15	Total	Cum. Total
2004	—	3,195,916	7,922,397	7,908,902	19,027,215	19,027,215
2005	6,149,315	6,143,361	6,137,357	6,131,304	24,561,338	43,588,553
2006	6,170,778	6,164,422	6,158,013	6,151,551	24,644,764	68,233,317
2007	7,627,451	7,614,290	7,601,020	7,587,641	30,430,402	98,663,719
2008	8,761,861	8,742,978	8,723,939	8,704,743	34,933,521	133,597,240
2009	11,044,960	11,014,952	10,984,696	10,954,191	43,998,798	177,596,037
2010	12,603,358	12,564,876	12,526,076	12,486,956	50,181,267	227,777,304
2011	13,071,684	13,029,139	12,986,242	12,942,992	52,030,057	279,807,361
2012	10,753,543	10,719,118	10,684,409	10,649,412	42,806,482	322,613,843
2013	11,403,005	11,363,920	11,324,513	11,284,780	45,376,218	367,990,061
2014	10,324,196	10,287,897	10,251,299	10,214,398	41,077,790	409,067,851
2015	8,626,063	8,595,448	8,564,581	8,533,458	34,319,550	443,387,401
2016	8,316,654	8,285,839	8,254,771	8,223,446	33,080,710	476,468,111
2017	8,124,454	8,092,909	8,061,104	8,029,036	32,307,502	508,775,614
2018	7,678,300	7,647,116	7,615,674	7,583,973	30,525,062	539,300,675
2019	4,532,263	4,513,465	4,494,511	4,475,401	18,015,640	557,316,316
2020	885,165	881,618	878,042	874,437	3,519,261	560,835,577
2021	936,052	932,096	928,108	924,087	3,720,342	564,555,920
2022	1,023,878	1,019,329	1,014,741	1,010,116	4,068,064	568,623,984
2023	1,031,856	1,027,037	1,022,178	1,017,279	4,098,349	572,722,333
2024	1,113,100	1,107,672	1,102,198	1,096,680	4,419,651	577,141,983
2025	964,252	959,206	954,119	948,989	3,826,566	580,968,550
2026	631,617	627,791	623,933	620,043	2,503,383	583,471,933
2027	(148,929)	(149,481)	(150,038)	(150,599)	(599,046)	582,872,886
2028	(1,052,820)	(1,049,381)	(1,045,914)	(1,042,418)	(4,190,533)	578,682,353
2029	(12,833,226)				(12,833,226)	565,849,128

Total—Tax Benefits					565,849,128

PRO FORMA SCHEDULE OF PRINCIPAL PAYMENTS

ON DEBT INSTRUMENT REFERRED TO IN SECTION 9(f)

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i

PRO FORMA SCHEDULE OF INTEREST PAYMENTS

ON DEBT INSTRUMENT REFERRED TO IN SECTION 9(f)

(THIS PAGE INTENTIONALLY LEFT BLANK)

SCHEDULE A

(Part III)

STATEMENT OF PRINCIPLES APPLIED AND METHODOLOGIES USED IN PREPARING SCHEDULES A AND B.

Principle I: The $167,000,000 amount of general deductions (as defined in Section 848(c)(2) of the Code) of UFLIC for the taxable year ending December 31, 2004 has been determined based on the 2004 statutory operating plan (“OP Plan”) projections prepared as part of Business Planning & Analysis (“BP&A”) forecasting.

Principle II: The total amounts of general deductions (as defined in Section 848(c)(2) of the Code) for the calendar year ending December 31, 2004 have been determined based on the 2004 Op Plan projections prepared as part of BP&A forecasting. Such amounts have been allocated between the portion of the calendar year 2004 ending on the Closing Date and the remainder of such calendar year on a ratable daily basis. Such amounts (assuming that the Closing Date will be May 24, 2004) are as set forth below.

Insurance Company	Pre-Closing Amount	Post-Closing Amount
GE Capital Assurance Company	$257,315,300	$392,184,009
Professional Insurance Company	$8,493,844	$12,945,790
GE Group Life Assurance Company	$76,732,057	$116,950,238
Brookfield Life Assurance Company	$2,608,914	$3,976,345

Principle III: The total amounts of specified policy acquisition expenses (“SPAE”), as defined in Section 848(c) of the Code, for the post-closing portion of the calendar year ending December 31, 2004 (excluding SPAE resulting from the deemed assumption reinsurance transaction described in Section 8(c) of the Tax Matters Agreement), have been determined based on the OP Plan financial projections prepared as part of BP&A forecasting. Such amounts (assuming that the Closing Date will be May 24, 2004) are as set forth below.

Insurance Company	Amount
GE Capital Assurance Company	$85,842,755
Professional Insurance Company	$1,919,890
GE Group Life Assurance Company	$784,813
Brookfield Life Assurance Company	$7,946,518

Principle IV: Income, deductions, and other relevant items for the period beginning January 1, 2004 and ending December 31, 2004 will be allocated between (A) the period beginning January 1, 2004 and ending on the Closing Date, and (B) the period beginning on the day after the Closing Date and ending on December 31, 2004, based on (1) interim financial statements prepared as of April 30, 2004, and (2) extrapolation of the average daily results for the period beginning on January 1, 2004 and ending on April 30, 2004 (excluding any items not arising in the ordinary course of business) to the Closing Date.

Principle V: For purposes of determining amortization of premium and accrual of discount, securities of the type reported in NAIC Annual Statement Schedule D (except for stock of parents, subsidiaries, and affiliates) owned by each Genworth Company at the beginning of the day after the Closing Date will have projected principal paydowns as forecast by GE Asset Management at the time of the acquisition of such securities (taking into account any adjustments made by GE Asset Management on or before March 15, 2004).1

[1]

For purposes of preparing Schedule A, amortization of premium and accrual of discount has been determined with regard to I.R.C. §§ 171 and 811, and the resulting schedule of projected paydowns has been multiplied by a factor of 1.8. Such method of estimation will not be used in preparing Schedule B.

Principle VI: All securities of the type referred to in Principle V owned by any Genworth Company at the beginning of the day after the Closing Date (and owned by such Genworth Company or any other Genworth Company on December 31, 2028) will be deemed sold to an unrelated third party for cash on December 31, 2028. For the avoidance of doubt, this Principle VI will not be taken into account in determining the amortization of premium and accrual of discount (which amortization and accrual is governed solely by Principle V).

Principle VII: All intercompany accounts receivable owned by any Genworth Company at the beginning of the day after the Closing Date will be deemed paid on the first anniversary of the Closing Date.

Principle VIII: All other accounts receivable arising in the ordinary course of business owned by any Genworth Company at the beginning of the day after the Closing Date will be deemed paid on the second anniversary of the Closing Date.

Principle IX: Mortgage loans owned by any Genworth Company at the beginning of the day after the Closing Date will have projected principal paydowns based on the average weighted life as of February 15, 2004, as determined in the valuation model provided by Goldman Sachs in its draft valuation report dated March 23, 2004. For the avoidance of doubt, no adjustments will be made for any change in facts after February 15, 2004.

Principle X: The hypothetical tax liability referred to in Section 9(a)(2)(i)(A) of the Tax Matters Agreement will be determined by treating the tax basis of each asset (other than the stock of a Genworth Company) acquired by Genworth in the Transaction as being equal to the tax basis of such asset in the hands of the transferor; provided, however, that if any such item was not an asset in the hands of the transferor, then the hypothetical tax liability referred to in Section 9(a)(2)(i)(A) of the Tax Matters Agreement will be determined by treating such asset as having a tax basis equal to zero. If none of the elections contemplated by Section 8 of the Tax Matters Agreement had been made, the tax basis of any goodwill, going concern value, and any other intangible asset in the hands of Genworth would have been equal to a total amount of $60 million.

Principle XI: Policy loans owned by any Genworth Company at the beginning of the day after the Closing Date will have projected principal paydowns based on the assumptions reflected in the calculations used in preparing Schedule A, without taking into account any change in facts after the date on which such assumptions were prepared (other than changes in the principal amounts of such policy loans and interest rates).

Principle XII: Each derivative owned by any Genworth Company at the beginning of the day after the Closing Date will have projected reversal patterns based on (i) reversal on the expiration date of the contract, or (ii) in the case of contracts relating to perpetual critical terms match and S&P options, straight-line amortization to the expiration date.2

Principle XIII: Special purpose vehicles (“SPV’s”) owned by any Genworth Company at the beginning of the day after the Closing Date will have projected reversal patterns based on straight-line amortization over the expected life (as determined by GE Asset Management at the time of the formation of the SPV) for the underlying asset, with the exception of SPV’s with $600,000 or less in basis step-up, in which case no reversal pattern will be used.

Principle XIV: Each Genworth Company will have taxable income as reflected in the projections used in preparing Schedule A.

Principle XV: Each of the Principles stated in Part III of this Schedule A will be conclusively presumed correct and will be applied (in preparing Schedule B and making any adjustments thereto) even though it may be determined that such Principle is actually contrary to fact.

[2]

Solely for purposes of Schedule A, only those derivative contracts owned by a Genworth Company on March 18, 2004 have been taken into account, and it has been assumed that the Closing Date will be May 24, 2004. Such method of estimation will not be used in preparing Schedule B.

SCHEDULE B

		Adjusted Deemed Sale Price	Adjusted Grossed-Up Book
Cash and Short Term Investments	I CASH	202,193,757	202,193,990
Bonds	II B	23,747,319,375	23,753,973,298
Stocks and Mutual Funds	II E	87,623,297	87,645,516
Separate Account Assets	II SA	61,172,343	61,188,009
Mortgage Loans	III M	2,796,963,962	2,797,685,369
Policy Loans	III P	1,556,086,301	1,556,484,841
Other Investments	II OI	242,856,262	243,022,362
Receivables	R	3,232,831,779	3,233,953,103
Fixed Assets	V FA	19,976,774	20,193,425
Real Estate	V RE	—	—
SPVs and Partnerships	V SPV	220,758,418	224,639,824
Intercompany Receivables	V IR	1,036,913,921	1,042,434,619
Investment in Subsidiaries	V SUB	11,658,166,477	11,746,215,735
Guarantee Fund Assessments	V GFA	—	—
Other Assets	V OA	165,408,710	166,554,093
Tax DAC	VI DAC	—	470,012,099
PVFP and Other Tax Intangibles	INT	1,503,046,020	1,373,799,696

Total Assets		46,531,317,398	46,979,995,981

v

IPO Tax Workpaper

Data as of 12/17/2004

Part I—Initial Allocation of Aggregate Deemed Sales Price (ADSP) and Adjusted Grossed-Up Basis (AGUB)

Aggregate Deemed Sales Price		1	3	14	6	15	16	2	17
	Total	Genworth Financial Inc.	General Electric Capital Assurance Company	Brookfield Life Assurance Company	Professional Insurance Company	Viking Insurance Company	GE Group Life Assurance Company	GNA Corporation	FFRL Re
Class I I	202,193,757	—	80,654,912	70,089,147	1,136,194	17,732,887	—	3,426,550	1,217,016
Class II II	24,016,134,145	115,453,096	22,535,982,793	184,315,573	42,859,280	169,412,569	739,578,359	154,163,198	19,402,006
Class III III	7,708,719,175	—	5,266,042,972	2,291,261,969	13,896,292	39,742,053	88,632,343	2,613,774	—
Class IV IV	—	—	—	—	—	—	—	—	—
Class V V	13,101,224,301	3,516,109,798	5,347,036,974	191,390,860	6,174,768	101,660,715	43,850,170	467,000,457	—
Class VI VI	693,582,096	6,978,566	—	415,700,571	45,767,241	10,076,543	213,695,489	—	—
Class VII VII	809,463,924	413,032,560	—	—	—	—	—	—	—

Total	46,531,317,398	4,051,574,020	33,229,717,652	3,152,758,118	109,833,774	338,624,767	1,085,756,361	627,203,979	20,619,022

Adjusted Grossed-Up Basis
	Total	Genworth Financial Inc.	General Electric Capital Assurance Company	Brookfield Life Assurance Company	Professional Insurance Company	Viking Insurance Company	GE Group Life Assurance Company	GNA Corporation	FFRL Re
Class I I	202,193,990	—	80,654,912	70,089,147	1,136,194	17,732,887	—	3,426,550	1,217,016
Class II II	24,022,958,446	115,584,419	22,541,754,189	184,380,509	42,870,493	169,560,420	740,045,157	154,335,478	19,414,300
Class III III	7,710,994,054	—	5,267,391,590	2,292,069,198	13,899,927	39,776,737	88,688,285	2,616,695	—
Class IV IV	—	—	—	—	—	—	—	—	—
Class V V	13,200,037,696	3,520,109,232	5,441,049,341	191,458,288	6,176,383	101,749,437	43,877,846	467,522,340	—
Class VI VI	1,030,156,376	6,978,566	335,460,396	415,700,571	46,881,125	10,076,543	213,695,489	—	—
Class VII VII	813,655,419	413,032,560	—	—	—	—	—	0	—

Total	46,979,995,981	4,055,704,777	33,666,310,427	3,153,697,712	110,964,123	338,896,024	1,086,306,777	627,901,063	20,631,316

Sch B and 338 Calculations 12-22-2004—For Entries.xls, Sch B ADSP and AGUB By LE

IPO Tax Workpaper

Data as of 12/17/2004

Part I—Initial Allocation of Aggregate Deemed Sales Price (ADSP) and Adjusted Grossed-Up Basis (AGUB)

Aggregate Deemed Sales Price	45	22	23	26	43	54	27	18
	LTC Inc.	GE Residential Mortgage Insurance Company	GE Home Equity Insurance Company	Verex Assurance Company	Newco Properties	Fee for Service, Inc.	IFN Insurance Agency	GE Mortgage Contract Services	Other
Class I I	18,236,300	4,848,485	1,046,677	133,265	—	3,240,668	60,040	—	371,617
Class II II	—	23,075,046	4,092,750	27,645,608	—	—	134,735	19,134	—
Class III III	2,697,142	635,505	86,785	476,438	—	136,479	413,450	2,065,451	18,523
Class IV IV	—	—	—	—	—	—	—	—	—
Class V V	5,649,070	177,898	—	184,249	—	3,903,328	16,650,331	—	3,401,435,683
Class VI VI	—	1,363,687	—	—	—	—	—	—	—
Class VII VII	79,690,852	—	3,728,943	—	—	2,290,402	26,268,274	—	284,452,893

Total	106,273,364	30,100,620	8,955,155	28,439,561	—	9,570,876	43,526,830	2,084,584	3,686,278,716

Adjusted Grossed-Up Basis
	LTC Inc.	GE Residential Mortgage Insurance Company	GE Home Equity Insurance Company	Verex Assurance Company	Newco Properties	Fee for Service, Inc.	IFN Insurance Agency	GE Mortgage Contract Services	Other
Class I I	18,236,300	4,848,485	1,046,677	133,265	—	3,240,668	60,040	—	371,850
Class II II	—	23,093,872	4,092,750	27,673,026	—	—	134,833	19,000	—
Class III III	2,731,660	636,023	86,785	476,911	—	136,810	413,751	2,051,029	18,653
Class IV IV	—	—	—	—	—	—	—	—	—
Class V V	5,721,368	178,043	—	184,432	—	3,912,808	16,662,473	—	3,401,435,705
Class VI VI	—	1,363,687	—	—	—	—	—	—	—
Class VII VII	79,690,852	—	3,728,943	—	—	2,290,402	26,268,274	—	288,644,388

Total	106,380,180	30,120,109	8,955,155	28,467,634	—	9,580,687	43,539,371	2,070,029	3,690,470,596

Sch B and 338 Calculations 12-22-2004—For Entries.xls, Sch B ADSP and AGUB By LE

IPO Tax Workpaper

Data as of 12/17/2004

Schedule B

Genworth Financial Inc. Total

Tax Benefit Payments

	4/15	6/15	9/15	12/15	Total
2004	—	2,247,028	6,168,444	6,144,125	14,559,597
2005	8,410,372	7,133,906	7,770,720	7,738,370	31,053,367
2006	5,668,987	4,431,448	5,070,146	5,051,107	20,221,688
2007	5,869,129	4,626,844	5,266,462	5,246,466	21,008,901
2008	6,569,241	5,302,205	5,938,275	5,914,939	23,724,660
2009	8,131,264	6,886,672	7,508,177	7,476,977	30,003,090
2010	10,596,818	9,372,241	9,961,491	9,917,916	39,848,467
2011	13,408,028	12,236,367	12,772,127	12,714,221	51,130,743
2012	13,390,800	12,304,854	12,783,712	12,725,222	51,204,587
2013	12,310,781	11,354,754	11,780,162	11,726,116	47,171,813
2014	12,454,754	11,600,483	11,968,144	11,912,637	47,936,018
2015	11,232,258	10,492,713	10,807,139	10,756,855	43,288,965
2016	12,750,914	12,097,978	12,345,745	12,287,269	49,481,906
2017	11,776,838	11,265,266	11,448,411	11,393,754	45,884,269
2018	10,302,807	9,919,776	10,044,170	9,995,880	40,262,633
2019	6,212,092	5,954,931	6,044,492	6,015,568	24,227,083
2020	4,116,982	3,929,919	3,996,940	3,977,886	16,021,726
2021	3,906,663	3,766,011	3,810,631	3,792,287	15,275,592
2022	4,149,094	4,050,523	4,069,694	4,049,838	16,319,149
2023	11,375,747	(0)	(0)	(0)	11,375,747
2024	(0)	(0)	(0)	(0)	(0)
2025	(0)	(0)	(0)	(0)	(0)
2026	(0)	(0)	(0)	(0)	(0)
2027	(0)	(0)	(0)	(0)	(0)
2028	(0)	(0)	(0)	(0)	(0)

Total—Tax Benefits					640,000,000

Sch B and 338 Calculations 12-22-2004—For Entries.xls, Sch B Tax Benefit Payments

SCHEDULE C

SCHEDULE OF TAX BENEFIT PAYMENTS PURSUANT TO

SECTION 9(a)(2)(iii)(A) OF THE TAX MATTERS AGREEMENT

6/15/2004	$3,195,916
9/15/2004	$7,922,397
12/15/2004	$7,908,902

SCHEDULE D

The items shown on this Schedule D are as follows:

(1) any compensation described in Section 9(a)(1)(ii);

(2) any Section 338 Election made in respect of any Genworth Company that is a foreign corporation within the meaning of Section 7701(a)(5) of the Code;

(3) any increase or decrease in the basis of the stock of any Genworth Company (other than a Genworth Company in respect of which a Section 338 Election is made) as a result of a Transaction (other than the Reinsurance Transactions); and

(4) any other economic benefit to any Genworth Company that is funded by GE or a non-Genworth Affiliate of GE (excluding as the result of any Life/Non-Life Election made by Genworth) not reflected in Schedule B that results from a Transaction (other than the Reinsurance Transactions), that is contingent on one or more events subsequent to the Closing Date, that is not a contingency specified in clause (i), (ii), (iii), (v), or (vi) in Section 8(b), that is not attributable to the breach of any covenant hereunder, and that has the effect of increasing or reducing the aggregate income tax liability of the Genworth Companies for taxable years beginning after the Closing Date.

x